UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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FMC TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 2, 2014

11:00 a.m. Central Time

The St. Regis Houston

1919 Briar Oaks Lane

Houston, Texas 77027

April 2, 2014

Dear Stockholder:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of FMC Technologies, Inc., which will be held at the time and place noted above. References in the accompanying Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

Items of Business

At the Annual Meeting, we will ask our stockholders to:

1.	Elect nine directors to serve for a one-year term: Clarence P. Cazalot, Jr., Eleazar de Carvalho Filho, C. Maury Devine, Claire S. Farley, John T. Gremp, Thomas M. Hamilton, Peter Mellbye, Joseph H. Netherland and Richard A. Pattarozzi;

2.	Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	Hold an advisory vote to approve our 2013 executive compensation; and

4.	Transact any other business that may properly come before the Annual Meeting.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

•	FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014; AND

•	FOR THE APPROVAL OF OUR 2013 EXECUTIVE COMPENSATION.

Record Date

You may vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 10, 2014.

Proxy Voting

Your vote is important. To be sure that your vote counts, and to assure a quorum, please submit your vote promptly whether or not you plan to attend the Annual Meeting. You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mailing a traditional proxy card. Please refer to the section “General Information about the Annual Meeting—How do I vote?” of the Proxy Statement for detailed voting instructions. If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

By order of the Board of Directors,

Jeffrey W. Carr

Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2014

The Notice of Annual Meeting of Stockholders, our Proxy Statement for the Annual Meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.proxyvote.com.

2014 PROXY SUMMARY

FMC Technologies, Inc. (“FMC Technologies,” the “Company,” “we,” “us” or “our”) first mailed this Proxy Statement, including the accompanying proxy card, and our 2013 Annual Report on or about April 2, 2014. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

• Time and Date	Friday, May 2, 2014, at 11:00 a.m. Central Time

• Place	The St. Regis Houston 1919 Briar Oaks Lane Houston, Texas 77027

• Record Date	March 10, 2014

• Voting	Stockholders as of the close of business on the record date, March 10, 2014, are entitled to vote. Each share of our Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission	An admission card is required to enter our Annual Meeting. Please refer to the section “General Information about the Annual Meeting—How do I vote?—In Person” for detailed instructions.

Voting Matters and Board Recommendations

Matter	Board of Directors Vote Recommendation	Page Reference
1. Election of Directors	FOR EACH DIRECTOR NOMINEE	11
2. Ratification of Appointment of KPMG as Independent Registered Public Accounting Firm for 2014	FOR	67
3. Advisory Vote to Approve 2013 Executive Compensation	FOR	69

Board Nominees

We are asking stockholders to elect nine directors to serve for a one-year term. The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Independent	AC	NGC	CC	Other Public Company Boards
Clarence P. Cazalot, Jr.	63	2013	Retired Chairman, President and Chief Executive Officer of Marathon Oil Corp.	X	F	X		Baker Hughes, Inc. and Spectra Energy Corp.
Eleazar de Carvalho Filho	56	2010	Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. and Sinfonia Consultoria Financeira e Participações Ltda.	X	F	X		Brookfield Renewable Energy Partners L.P. and Companhia Brasileira de Distribuicão— Grupo Pão de Acúcar
C. Maury Devine	63	2005	Retired President and Managing Director of ExxonMobil Norway, Inc.	X	F	X		John Bean Technologies Corp. and Technip
Claire S. Farley	55	2009	Member of KKR Management LLC, the general partner of KKR & Co. L.P.	X	F		X	EnCana Corporation and LyondellBasell Industries N.V.
John T. Gremp	62	2011	Chairman, President and Chief Executive Officer of FMC Technologies, Inc.					Joy Global Inc.
Thomas M. Hamilton	70	2001	Co-owner of Medora Investments, LLC	X	F		X	Hercules Offshore, Inc., Methanex Corp. and HCC Insurance Holdings, Inc.
Peter Mellbye	64	2013	Retired Executive Vice President of Statoil ASA	X		X	X	Suretank Ltd.
Joseph H. Netherland	67	2001	Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	X				Newfield Exploration Company
Richard A. Pattarozzi	70	2002	Retired Vice President of Shell Oil Company	X		X	X	Stone Energy Corporation and Tidewater Inc.

AC	Audit Committee	F	Audit Committee Financial Expert
CC	Compensation Committee	NGC	Nominating and Governance Committee

Independent Registered Public Accounting Firm

As a matter of sound corporate governance, we are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Set forth below is summary information with respect to KPMG’s fees for services provided in 2013 and 2012.

Type of Fees	2013	2012
	(in millions)
Audit Fees	$6.15	$5.84
Audit-Related Fees	0.16	0.04
Tax Fees	0.61	0.09
Other Fees	0.06	—

Total	$6.98	$5.97

Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve on an advisory basis our 2013 named executive officer compensation. The Board recommends a “FOR” vote because it believes that our executive compensation policies and practices serve us and our stockholders by helping us achieve our objectives of (1) attracting, motivating and retaining an exceptionally talented team of executives who deliver superior operational performance and provide leadership for our success in delivering technological innovation in a dynamic and competitive market and (2) rewarding performance and enhancing stockholder long-term value.

Executive Compensation Elements

Type	Form	Terms

Short-Term Compensation	• Base Pay • Annual Non-Equity Incentive Compensation

•    Based upon comparable market data and peer group comparisons

•    Non-equity incentive compensation based on generally the same performance criteria as all other management employees under the Company’s Amended and Restated Incentive Compensation and Stock Plan

Long-Term Compensation	• Equity Compensation ¡ Time-Based Restricted Stock Unit Awards ¡ Performance-Based Restricted Stock Unit Awards	• Value based on comparable market data • Two-thirds of award has performance criteria based on Company performance relative to our peer group

Retirement	• Pension Plans • Savings Plans	• Retirement plans are the same for non-executive employees

Other Key Compensation Features

•	General and change-in-control executive severance benefits;

•	“Clawback” of performance-based incentive compensation;

•	Significant executive share ownership and retention requirements;

•	Restrictions prohibiting all officers and their immediate families from speculating in our Common Stock, including derivative transactions, hedging activities, pledging activities and short selling; and

•	No employment agreements or tax gross-ups.

2013 Compensation Decisions and Compensation Summary

In 2013, our revenue was $7.1 billion. Net income grew to $501.4 million in 2013, an increase of 16.6% over the prior year. Our full year diluted earnings per share of $2.10 resulted in the twelfth consecutive year of earnings growth. Our total stockholder return over the prior 1-year, 3-year and 5-year periods were 21.9%, 17.4% and 338.0%, respectively.

During the year, the Compensation Committee of the Board of Directors reviewed competitive compensation practices among peer companies in the areas of base salaries, annual non-equity incentive awards, annual equity awards, severance programs and perquisites. In February 2013, our executive officers were awarded annual equity awards and a below-target payment was approved for annual non-equity incentive bonuses based on the stated formula under our Amended and Restated Incentive Compensation and Stock Plan, as amended (the “Incentive Plan”).

Set forth below is the 2013 compensation for each named executive officer as determined under Securities and Exchange Commission (“SEC”) rules.

Name and Principal Position	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John T. Gremp	$937,500	$6,515,359	$684,609	$327,511	$135,123	$8,600,102
Chairman, President and Chief Executive Officer
Maryann T. Seaman Senior Vice President and Chief Financial Officer	$525,944	$2,171,800	$273,491	$0	$66,731	$3,037,966
Robert L. Potter Former President	$651,875	$2,416,063	$384,606	$531,911	$96,145	$4,080,600
Douglas J. Pferdehirt Executive Vice President and Chief Operating Officer	$712,250	$2,416,063	$441,595	$0	$57,967	$3,627,875
Tore Halvorsen Senior Vice President	$544,111	$1,628,815	$241,177	$194,938	$45,032	$2,654,073
Johan Pfeiffer Vice President	$446,505	$1,140,166	$198,471	$0	$32,475	$1,817,617

2015 Annual Meeting

In general, the deadline for stockholder proposals to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 for our 2015 Annual Meeting of Stockholders is December 3, 2014.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the location of the 2014 Annual Meeting?

The Annual Meeting will be held at The St. Regis Houston, 1919 Briar Oaks Lane in Houston, Texas 77027, on May 2, 2014, at 11:00 a.m. Central Time or at such other time and place to which the Annual Meeting may be adjourned.

What is the purpose of the proxy materials?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting. All stockholders who held shares as of the close of business on March 10, 2014 are entitled to attend the Annual Meeting and to vote on the items of business outlined in this Proxy Statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mailing a traditional proxy card.

We first mailed the Notice of Annual Meeting, this Proxy Statement, including the accompanying proxy card, and our 2013 Annual Report on or about April 2, 2014 to each of our stockholders entitled to notice of and to vote at the Annual Meeting. These documents were also made available at the Annual Reports section of our website www.fmctechnologies.com under the heading “Investors > Financial Information > SEC Filings,” as well as at www.proxyvote.com, on that date.

Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail that will provide electronic links to the materials. Information about how to do this is described under “Stockholders Sharing an Address” and also included in your proxy card accompanying this Proxy Statement.

Who can vote?

You can vote at the Annual Meeting if you were a holder of our Common Stock as of 5:00 p.m. Eastern Time on March 10, 2014, our record date. All stockholders of record are entitled to one vote per share of Common Stock held for each matter submitted for a vote at the Annual Meeting. If you hold your shares in street name, you may instruct your broker, bank, trust or other holder of record regarding voting your shares using the same methods described below under “How do I vote?” As of March 10, 2014, we had 235,764,749 shares of Common Stock outstanding and entitled to vote.

What is the difference between a record holder and a holder of shares in street name?

If your shares of our Common Stock are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons appointed by us or to vote in person at the Annual Meeting.

Many of our stockholders hold their shares in street name through a broker, bank, trust or other holder of record rather than directly in their name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

What am I voting on?

You are voting on:

1.	The election of nine directors to serve for a one-year term: Clarence P. Cazalot, Jr., Eleazar de Carvalho Filho, C. Maury Devine, Claire S. Farley, John T. Gremp, Thomas M. Hamilton, Peter Mellbye, Joseph H. Netherland and Richard A. Pattarozzi;

2.	The ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	An advisory vote to approve our 2013 executive compensation; and

4.	The transaction of any other business that may properly come before the Annual Meeting.

How does the Board recommend that I vote my shares?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

•	FOR the election of each of the nominees for director to serve for one-year terms;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR the approval of our 2013 executive compensation.

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any matter in accordance with their best judgment.

How do I vote?

You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options below are available for voting your proxy.

By Internet

You may vote via the Internet by going to www.proxyvote.com, which is available 24 hours a day, and following the instructions on the screen. Have your proxy card available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), which is available 24 hours a day, and following the pre-recorded instructions. Have your proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other holder of record may provide additional instructions to you regarding voting your shares by telephone.

By Mail

You may vote by signing, dating and returning the enclosed proxy card by mail.

Time for Voting Your Shares By Internet, Telephone or Mail

You may vote via the Internet or by telephone up until 11:59 p.m. Eastern Time on May 1, 2014. If you vote by mail, your proxy card must be received by May 1, 2014. If you vote on the Internet or by telephone, you do not need to return your proxy card.

In Person

The Annual Meeting is open to all holders of our Common Stock and our invited guests. Registration begins at 10:00 a.m. Central Time. Each holder is permitted to bring one guest who will need to provide valid picture identification. Security measures will be in effect in order to ensure the safety of attendees. Use of cameras, recording devices and other electronic devices is not permitted at the Annual Meeting.

If you are a record holder of shares of our Common Stock and you plan to attend the Annual Meeting, please mark the appropriate box on your proxy card. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the Annual Meeting.

If you hold your shares of our Common Stock in street name and you plan to attend the Annual Meeting, please send written notification to our Investor Relations Department, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, and enclose evidence of your ownership (such as a letter from the broker, bank, trust or other holder of record confirming your ownership or a bank or brokerage firm account statement).

The names of all those indicating they plan to attend the Annual Meeting will be placed on an admission list held at the registration desk at the entrance to the Annual Meeting. You will need an admission ticket or proof of ownership of our Common Stock to enter the Annual Meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker, bank, trust or other holder of record or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage firm account statement. All stockholders will be required to present valid picture identification.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN OUR COMMON STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

How do I vote my 401(k) shares?

If you participate in the FMC Technologies, Inc. Savings and Investment Plan and invest in the FMC Technologies, Inc. Stock Fund, you may vote the number of shares equivalent to your interest in the FMC Technologies, Inc. Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge Investor Communication Services (“Broadridge”), our proxy distributor.

Can I revoke a proxy after I submit it?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by:

•	sending a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, by May 1, 2014;

•	delivering a properly executed, later-dated proxy by May 1, 2014;

•	voting again through the Internet or by telephone in accordance with the instructions provided to you for voting your shares by May 1, 2014; or

•	attending the Annual Meeting and voting in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank, trust or other holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of our outstanding shares entitled to vote as of March 10, 2014 are present in person or by proxy at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, and the persons named as proxies will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the New York Stock Exchange’s (the “NYSE”) rules, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2014, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions.

The election of directors and the proposal on executive compensation are not considered “routine” matters, so if you are a beneficial owner, your broker, bank, trust or other holder of record is not permitted to vote your shares on these matters if the broker does not receive voting instructions from you. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

In summary, if you hold your shares in street name, your broker, bank, trust or other holder of record will not have discretionary authority to vote your shares for Items 1 and 3 if you do not provide instructions. As such, we strongly encourage you to exercise your right to vote as a stockholder.

How many votes are needed to approve the proposals?

Election of Directors (Item 1)

With respect to the election of our directors, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting as to one or more director nominees. Our Amended and Restated By-Laws (the “By-Laws”) provide that nominees for director are elected by a majority of the votes cast, which means that a nominee is elected only if the votes cast FOR his/her election exceed the votes cast AGAINST his/her election. A vote to ABSTAIN is not considered a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. You may not cumulate your votes in the election of our directors. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.

Ratification of the Appointment of KPMG as Our Independent Registered Public Accounting Firm for 2014 (Item 2)

With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for 2014, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR ratification in order for it to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this item. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

Advisory Vote to Approve Our 2013 Executive Compensation (Item 3)

With respect to the advisory vote to approve our 2013 executive compensation, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval in order for it to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this item. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. While this vote is required by law, it will neither be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. No matters were brought to the attention of our Corporate Secretary in accordance with the required procedures listed in our By-Laws or under Rule 14a-8 and explained in our 2013 Proxy Statement under the section “Proposals for the 2014 Annual Meeting of Stockholders.” If any other matters arise, the named proxies will vote in accordance with their best judgment.

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Our Board of Directors and stockholders approved an amendment to our Certificate of Incorporation in 2012 that provides for the phased-in elimination of the classification of the Board and the annual election of all directors. Starting with the election of directors at our 2013 Annual Meeting, nominees for director were elected to one-year terms unless his or her term is sooner terminated by death, resignation, retirement, disqualification, removal from office or other cause. Beginning with the 2015 Annual Meeting, the declassification of the Board will be complete and all directors will be subject to annual election.

The Board has authority under our By-Laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual stockholder meetings. The size of our Board of Directors is currently at 12 and nine of our directors are up for election this year.

Based on the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Clarence P. Cazalot, Jr., Eleazar de Carvalho Filho, C. Maury Devine, Claire S. Farley, John T. Gremp, Thomas M. Hamilton, Peter Mellbye, Joseph H. Netherland and Richard A. Pattarozzi for election to the Board. Information about the nominees is contained in the section of this Proxy Statement entitled “Our Board of Directors—Nominees for Directors” and information about our directors who are not up for re-election is set forth in the section entitled “Our Board of Directors—Directors Continuing in Office.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is unable to serve:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CLARENCE P. CAZALOT, JR., ELEAZAR DE CARVALHO FILHO, C. MAURY DEVINE, CLAIRE S. FARLEY, JOHN T. GREMP, THOMAS M. HAMILTON, PETER MELLBYE, JOSEPH H. NETHERLAND AND RICHARD A. PATTAROZZI.

OUR BOARD OF DIRECTORS

Nominees for Director

Clarence P. Cazalot, Jr. Age: 63 Director Since: 2013 (Independent)

Professional Experience: Mr. Cazalot is the retired Chairman, President and Chief Executive Officer of Marathon Oil Corporation, an international energy company, formerly known as USX Corporation. He served as Chairman of Marathon Oil Corporation from July 2011 to December 2013 and as President and Chief Executive Officer from 2002 to July 2013. He served as President of Marathon Oil Company from 2000 to 2001. From 1972 to 2000, Mr. Cazalot served in the following executive positions at Texaco: President of Worldwide Production Operations of Texaco Inc. from 1999 to 2000; President of International Production and Chairman of London-based Texaco Ltd. from 1998 to 1999; President of International Marketing and Manufacturing from 1997 to 1998; President of Texaco Exploration and Production Inc. from 1994 to 1996; and Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division from 1992 to 1994.

Board of Director Memberships: In addition to serving on our Board, Mr. Cazalot also serves on the Board of Directors of the following public companies: Baker Hughes, Inc. and Spectra Energy Corp. He is also a Board member of the following non-public companies: the James A Baker III Institute for Public Policy, the Memorial Hermann Healthcare System and The University of Texas M.D. Anderson Cancer Center Board of Visitors. Mr. Cazalot is a former Board member of Marathon Oil Corporation.

Why this Director is an Asset to Our Board: Mr. Cazalot brings to our Board his (1) independence; (2) experience as a chief executive officer of an international energy company; (3) financial expertise; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (5) prior and current experience as a board member of public companies with international operations and (6) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Eleazar de Carvalho Filho Age: 56 Director Since: 2010 (Independent)

Professional Experience: Mr. de Carvalho Filho has been a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009, and is also a Founding Partner of Sinfonia Consultoria Financeira e Participações Ltda. since August 2012, which are financial advisory and consulting firms. He served as Chief Executive Officer and Managing Partner of Unibanco Investment Bank, a Brazilian investment bank, from April 2008 to March 2009. Mr. de Carvalho Filho was a Consultant for BHP Billiton Metais S.A., a global natural resources company, from 2006 to 2011. He was a Founding Partner of Iposeira Capital Ltda., established in 2003, as well as STK Capital Gestora de Recursos Ltda., established in 2010, which are independent advisory and asset management companies.

Board of Director Memberships: In addition to serving on our Board, Mr. de Carvalho Filho also serves on the Boards of Directors of the following public companies: Brookfield Renewable Energy Partners L.P. and Companhia Brasileira de Distribuicão—Grupo Pão de Acúcar (GPA). Mr. de Carvalho Filho is President of the Board of Trustees of the Brazilian Symphony Orchestra and is a former Board member of Libra Holding S.A.

Why this Director is an Asset to Our Board: Mr. Carvalho brings to our Board his (1) independence; (2) experience as a chief executive officer and founding/managing partner of international investment organizations; (3) financial expertise; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (5) prior and current experience as a board member of public and private companies with international operations and (6) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

C. Maury Devine Age: 63 Director Since: 2005 (Independent)

Professional Experience: Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Corporate Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. In addition, from 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs.

Board of Director Memberships: In addition to serving on our Board, Ms. Devine serves on the Boards of Directors of the following public companies: John Bean Technologies Corporation and Technip. Ms. Devine is also a Board member of the following non-public companies: Washington Middle School for Girls and the Partnership for Educational Solutions. She is also a member of the Council on Foreign Relations and a member of the Board of Trustees of Georgetown Visitation Preparatory School. Ms. Devine is a former director of Aquatic Energy, LLC and Det Norske Veritas.

Why this Director is an Asset to Our Board: Ms. Devine brings to our Board her (1) independence; (2) financial expertise; (3) extensive corporate governance experience as corporate secretary of a major U.S. public company, the vice chairman of a major Norwegian energy company and prior and current experience as a member of the boards of both public and private companies; (4) international and U.S. governmental experience in various positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice and as the manager of a major U.S. public company’s international government relations; (5) academic experience as a Fellow at Harvard University’s Belfer Center and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Claire S. Farley Age: 55 Director Since: 2009 (Independent)

Professional Experience: Ms. Farley is a member of KKR Management LLC, the general partner of KKR & Co. L.P., a global investment firm (“KKR”) as of December 2012. She works in KKR’s Energy Group and began her affiliation with KKR in September 2010 as a co-founder of RPM Energy, LLC, a privately-owned oil and gas exploration and development company, which partnered with KKR. Prior to founding RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor, and was Co-President of Jefferies Randall & Dewey from February 2005 to July 2008. Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from September 2002 until February 2005, when Randall and Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company. Ms. Farley has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation from October 1999 to January 2001 and Trade-Ranger Inc. from January 2001 to May 2002.

Board of Director Memberships: In addition to serving on our Board, Ms. Farley also serves on the Boards of Directors of the following public companies: EnCana Corporation and LyondellBasell Industries N.V. She also serves on the Board of Directors of Samson Resources, a private company.

Why this Director is an Asset to Our Board: Ms. Farley brings to our Board her (1) independence; (2) experience as a chief executive officer of several major organizations; (3) extensive oil and gas exploration and production experience; (4) financial expertise; (5) prior and current experience as a board member of public companies with international operations; (6) senior executive experience in financial accounting, financial reporting and corporate finance, and a familiarity with internal financial controls and (7) contribution to the Board in a way that enhances perspective through diversity of experience.

John T. Gremp Age: 62 Director Since: 2011

Professional Experience: Mr. Gremp serves as our Chairman of the Board, President and Chief Executive Officer (our “CEO”). Mr. Gremp has served as our CEO since March 2011 and Chairman of the Board since November 2011. He served as our President and Chief Operating Officer from April 2010 to February 2011 and retained his role as President from March 2011 to July 2012. He again assumed the role of President in December 2013. Mr. Gremp served as our Executive Vice President—Energy Systems from January 2007 to March 2010 and as our Vice President—Energy Production Systems from March 2004 to December 2006. Mr. Gremp has held various other leadership positions within our Company, including as General Manager of Energy Production Systems, General Manager of the Fluid Control Division and General Manager of the Asia Pacific and Middle East region. He also has held various plant, operations and regional manager positions since joining our Company as a Financial Analyst in 1975.

Board of Director Memberships: In addition to serving on our Board, Mr. Gremp serves on the Board of Directors of Joy Global Inc., a public company. Mr. Gremp also serves on the Boards of Directors of the following non-public companies: the Petroleum Equipment Suppliers Association, the American Petroleum Institute and the Offshore Technology Conference. Mr. Gremp is a former director of Schilling Robotics, LLC and the Offshore Energy Center.

Why this Director is an Asset to Our Board: Mr. Gremp brings to our Board his (1) experience as our Chairman, President and CEO; (2) experience in leading each of our major business operations; (3) extensive knowledge of our strategy, markets, competitors, financial and operational issues and regulatory concerns; (4) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to our health, safety, environment and social responsibility; (5) demonstrated ability to continually challenge us to sharpen our vision while achieving significant growth; (6) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence and (7) extensive oil service industry experience.

Thomas M. Hamilton Age: 70 Director Since: 2001 (Independent)

Professional Experience: Mr. Hamilton has been co-owner of Medora Investments, LLC, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company, from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP.

Board of Director Memberships: In addition to serving on our Board, Mr. Hamilton also serves on the Boards of Directors of the following public companies: Hercules Offshore, Inc., Methanex Corporation (non-executive Chairman of the Board) and HCC Insurance Holdings, Inc.

Why this Director is an Asset to Our Board: Mr. Hamilton brings to our Board his (1) independence; (2) financial expertise; (3) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry; (4) prior and current experience as a board member of public companies with international operations and (5) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence.

Peter Mellbye Age: 64 Director Since: 2013 (Independent)

Professional Experience: Mr. Mellbye served as Executive Vice President, Development & Production, International, of Statoil ASA, an international oil and gas company, from January 2011 until his retirement in September 2012. He was Executive Vice President, Production & International Exploration of Statoil from August 2004 to January 2011. From 1992 to 2004, Mr. Mellbye was Statoil’s Executive Vice President, Natural Gas, and from 1990 to 1992, he served as Senior Vice President, Natural Gas. He joined Statoil in 1982 as Vice President, Gas Marketing, a position he held until 1990. Mr. Mellbye worked in the Norwegian Ministry of Trade and Industry from 1975 to 1979 before joining the Norwegian Trade Council, where he worked from 1979 to 1982.

Board of Director Memberships: In addition to serving on our Board, Mr. Mellbye also serves as a director of the following non-public companies: Oz (previously Aker Well Service AS), Axis Offshore Pte. Ltd., Energy Ventures, Half Wave AS (Chairman), Ocean Installer A/S (Chairman) and Suretank Ltd (Chairman). Mr. Mellbye is the former Chairman of the Board of North Energy ASA.

Why this Director is an Asset to Our Board: Mr. Mellbye brings to our Board his (1) independence; (2) experience as a senior officer of a major oil and gas company with international operations; (3) prior and current experience as a board member of public and private companies with international operations; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Joseph H. Netherland Age: 67 Director Since: 2001 (Independent)

Professional Experience: Mr. Netherland served as our Chairman of the Board from December 2001 until his retirement in October 2008. Mr. Netherland also served as our Chief Executive Officer from 2001 to March 2007 and as President from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively.

Board of Director Memberships: In addition to serving on our Board, Mr. Netherland also serves on the Board of Directors of Newfield Exploration Company, a public company. He is a director of the Petroleum Equipment Suppliers Association, a non-public entity, and is a former director of Spectra Energy Corp. and Tidewater Inc.

Why this Director is an Asset to Our Board: Mr. Netherland brings to our Board his (1) experience as our prior Chairman, Chief Executive Officer and President and resulting extensive knowledge of our strategy, markets, competitors, financial and operational issues and regulatory concerns; (2) understanding of issues related to workplace health, safety, environment and social responsibility; (3) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (4) extensive oil and gas experience, including skills gained as a board member of multinational corporations in the oil and gas industry and (5) prior and current experience as a board member of major U.S. organizations with international operations.

Richard A. Pattarozzi Age: 70 Director Since: 2002 (Independent)

Professional Experience: Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division.

Board of Director Memberships: In addition to serving on our Board, Mr. Pattarozzi serves on the Boards of Directors of the following public companies: Stone Energy Corporation (lead director) and Tidewater Inc. (non-executive Chairman of the Board). He also serves on the Board of Directors of Environmental Drilling Solutions, a private company. Mr. Pattarozzi is a former director of Global Industries, Ltd., which merged with Technip in December 2011.

Why this Director is an Asset to Our Board: Mr. Pattarozzi brings to our Board his (1) independence; (2) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry; (3) prior and current experience as a board member of public companies with international operations and (4) thorough understanding of different cultural, political and regulatory requirements through his extensive oil and gas experience.

Directors Continuing in Office

Mike R. Bowlin Age: 71 Director Since: 2001 (Independent)

Professional Experience: Mr. Bowlin served as Chairman of Atlantic Richfield Company (“ARCO”) from 1995 until his retirement in April 2000 and as its Chief Executive Officer from July 1994 until his retirement. From 1992 until his election to Chief Executive Officer of ARCO in 1994, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin served as Senior Vice President and President of ARCO International Oil and Gas Company from 1986 to 1992. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985.

Board of Director Memberships: In addition to serving on our Board, Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation, a public company. Mr. Bowlin is a former Chairman of the Board of the American Petroleum Institute and a former director of the University of North Texas Foundation, Inc.

Why this Director is an Asset to Our Board: Mr. Bowlin brings to our Board his (1) independence; (2) experience as a chief executive officer and senior officer of a major U.S. organization with international operations in the oil and gas industry; (3) experience as a board member of another public company with international operations and (4) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Edward J. Mooney Age: 72 Director Since: 2001 (Independent)

Professional Experience: Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux, a global provider of energy, water, waste and communications services, from March 2000 until his retirement in March 2001. From 1994 to 2000, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company.

Board of Director Memberships: In addition to serving on our Board, Mr. Mooney serves on the Boards of Directors of the following public companies: FMC Corporation, The Northern Trust Corporation and Cabot Microelectronics Corporation. Mr. Mooney is a former director of Commonwealth Edison Company and PolyOne Corporation.

Why this Director is an Asset to Our Board: Mr. Mooney brings to our Board his (1) independence; (2) financial expertise; (3) experience as a chief executive officer of a major U.S. organization with international operations in the oil and gas industry; (4) experience as a board member of several other public companies with international operations in a variety of industries; (5) thorough understanding of different cultural, political and regulatory requirements through his international experience and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

James M. Ringler Age: 68 Director Since: 2001 (Independent)

Professional Experience: Mr. Ringler has served as non-executive Chairman of the Board of Teradata Corporation, a provider of database software, data warehousing and analytics, since October 2007. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company.

Board of Director Memberships: In addition to serving on our Board and as non-executive Chairman of the Board of Teradata Corporation, Mr. Ringler is also a member of the Boards of Directors of the following public companies: The Dow Chemical Company, Ingredion Incorporated (formerly Corn Products International, Inc.), Autoliv Inc. and John Bean Technologies Corporation.

Why this Director is an Asset to Our Board: Mr. Ringler brings to our Board his (1) independence; (2) financial expertise; (3) experience as a chief executive officer and senior executive of several major U.S. organizations with international operations in a variety of industries; (4) experience as a board member of several other public companies with international operations in a variety of industries; (5) thorough understanding of different cultural, political and regulatory requirements through his international experience and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of professional and personal conduct and integrity. The Board has adopted and adheres to our Statement of Governance Principles, Policies and Procedures (“Governance Principles”) that the Board and senior management believe promote this purpose and are sound, best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the NYSE and the regulations of the SEC, as well as best practices recognized by governance authorities, to benchmark the standards under which it operates.

The Board provides accountability, objectivity, perspective, judgment and in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to the stockholders, the fundamental role of the Board of Directors is to ensure (1) continuity of leadership; (2) the implementation, understanding and pursuit of a sound strategy for the success of our Company; and (3) the availability of financial and management resources and the implementation of control systems to carry out that strategy. The Board also provides risk oversight and has delegated some of its oversight duties to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as discussed in “Board Oversight of Risk Management” below. Our Governance Principles, our Code of Business Conduct and Ethics (“Code of Ethics”), the charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee and other corporate governance information are available on our website at www.fmctechnologies.com under the heading “About Us > Corporate Governance.” Additionally, our Core Values vision statement, which can be accessed on our website at www.fmctechnologies.com under the heading “About Us > Vision and Values, reflects our Company’s culture and the principles by which we operate our business. These materials are also available in print, free of charge, to any stockholder upon written request submitted to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Senior Vice President, General Counsel and Secretary. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the SEC.

Code of Ethics

We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of law or Company policy. Our Code of Ethics, internal Principles of Integrity policy and Core Values are applicable to all of our employees, officers and directors. Moreover, we have a hotline in place for employees to anonymously report violations of our Code of Ethics or complaints regarding accounting and auditing practices. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

We will disclose amendments to, or waivers of, our Code of Ethics that are required to be disclosed under the securities and NYSE rules. Any waiver of our Code of Ethics must be approved by the Board of Directors or a relevant Board committee. We have not made any such waivers and do not anticipate making any such waiver.

Governance Principles

Our Governance Principles contain general principles and practices regarding the function of the Board of Directors and the Board Committees. The Governance Principles are reviewed regularly by the

Nominating and Governance Committee and revised when appropriate. Our Governance Principles address many of the items discussed above, and also include, among other things, the following items concerning the Board:

•	Composition of the Board. Our Governance Principles require that a majority of our non-employee directors should be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies, and that they should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. In addition, the Governance Principles provide that our non-employee directors should be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade.

•	Board, Committee and Individual Director Evaluations. Each year, our directors complete an evaluation process focusing on an assessment of Board operations as a whole. Additionally, each of the Audit, Compensation and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the Board members. The Nominating and Governance Committee coordinates the evaluation of the Board and committee operations and reviews and reports the results to the Board.

•	New Director Orientation and Continuing Education. The Board works with management to schedule new director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the oil and gas industry, as well as Company personnel, facilities, strategies and challenges.

•	Retirement Policy. The Board has adopted a retirement policy under which directors generally may not stand for election or be appointed after age 73.

•	Director Stock Ownership Requirements. We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer.

Board Meetings, Annual Meeting of Stockholders and Attendance

Our Board of Directors met in person or by telephone conference five times in 2013. All incumbent directors except Mr. Burguieres attended at least 75% of all meetings of the Board and all meetings of the Board committees on which they served. Mr. Burguieres resigned from our Board of Directors effective November 15, 2013, due to health reasons. The Board of Directors has scheduled a meeting in the morning prior to the Annual Meeting, and the Board encourages its members to attend the Annual Meeting. All but one of our directors attended our 2013 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be viewed on our website at www.fmctechnologies.com under the heading “About Us > Corporate Governance” and is also available in print, free of charge, to stockholders upon request submitted to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Senior Vice President, General Counsel and Secretary.

The table below provides meeting and membership information for each of our Board committees:

Meetings and Membership	Audit	Compensation	Nominating and Governance
Number of Meetings in 2013	6(1)	4	3
Mike R. Bowlin		✓	✓
Philip J. Burguieres(2)		✓	✓
Clarence P. Cazalot, Jr.	✓		✓
Eleazar de Carvalho Filho	✓		✓
C. Maury Devine	✓		✓
Thorleif Enger(3)		✓	✓
Claire S. Farley	✓	✓
Thomas M. Hamilton	✓	✓(4)
Peter Mellbye		✓	✓
Edward J. Mooney	✓(4)
Richard A. Pattarozzi		✓	✓(4)
James M. Ringler	✓	✓

(1)	One meeting included a training session for Audit Committee members that concentrated on IT and cyber security.
(2)	Mr. Burguieres retired from our Board effective November 15, 2013.
(3)	Dr. Enger’s term as director ended on the date of our 2013 Annual Meeting of Stockholders as he chose not to stand for re-election.
(4)	Indicates committee chairman for the year ended December 31, 2013.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent registered public accounting firm and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent registered public accounting firm. The Audit Committee charter also gives this committee authority to fulfill its obligations under SEC and NYSE requirements, which include:

•	overseeing responsibilities relating to our accounting, auditing and financial reporting practices, as well as responsibilities associated with our external and internal audit staffing and planning;

•	reviewing analyses of significant accounting and financial reporting issues associated with our financial statements and filings with the SEC;

•	reviewing and discussing the adequacy of the Company’s internal controls;

•	reviewing auditor independence and performance and approving non-audit services;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	establishing “whistle-blower” policies and procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent registered public accounting firm and our Director of Internal Audit after Audit Committee meetings (four such sessions were held in 2013). The Audit Committee also plays a key role in assisting the Board in overseeing our enterprise risk management (“ERM”) program by discussing with management our major areas with potential risk exposures.

The Board of Directors has determined that all of the members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC criteria for an “audit committee financial expert.”

In general, our Board oversees our risk management; however, the Audit Committee also plays a key role in discussing with management our potential risk exposures in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” below.

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	evaluating the performance of and approving all elements of compensation for the CEO;

•	reviewing and approving compensation policies and practices for other executive officers, including all elements of their compensation;

•	reviewing our executive compensation proposals to stockholders, including advisory votes on executive compensation and the frequency of such votes;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short-term and long-term incentive program designs and equity grants;

•	reviewing and administering our compensation “clawback” policy;

•	reviewing and approving any agreements between us and our executive officers;

•	reviewing and recommending to the Board of Directors the compensation of our independent directors;

•	ensuring that a succession plan for the CEO and any other key executive positions is in place;

•	reviewing our overall compensation philosophy to ensure that the policy appropriately links management interests with those of stockholders, rewards executives for their contributions and provides appropriate retention incentives;

•	reviewing and approving organizational changes and restructurings that have a significant impact on us or our business;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and recommending, if appropriate, to the Board of Directors, its inclusion in our annual report or proxy statement.

The Compensation Committee may delegate to its chairman, any one of its members or any sub-committee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. The Compensation Committee has delegated certain responsibilities with respect to employee benefits plans to an Employee Benefits Committee and a Plan Investment Committee. Each sub-committee is required to keep minutes and regularly reports to the Compensation Committee.

The Compensation Committee annually reviews all elements of compensation for our officers, peer group compensation practices and performance, both internally and relative to peers as part of its process to help ensure that our total compensation program is consistent with our compensation philosophies. In discharging its duties and responsibilities, the Compensation Committee has the sole authority to retain, manage and terminate outside consultants. For instance, in determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian Compensation Partners, LLC (“Meridian”), an independent consultant retained by the Compensation Committee. The Compensation Committee regularly reviews the independence of Meridian using the factors required by the SEC rules and the NYSE listing standards. Please see “Executive Compensation—Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation.

In general, our Board oversees our risk management; however, the Compensation Committee also plays a key role in discussing with management our potential risk exposures in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” below.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter include:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees and making annual recommendations for a member to serve as the lead independent director;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance and assisting the Board in implementing those practices;

•	adopting and maintaining emergency procedures for management succession in the event of the unexpected disability of the CEO;

•	reviewing and assessing our Governance Principles and Code of Ethics, including the structure, implementation and effectiveness of our compliance program;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	annually assessing the performance of the Board of Directors and its committees, and reporting its assessment to the Board of Directors.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Senior Vice President, General Counsel and Secretary. A letter recommending a director candidate must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2015 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2015 Annual Meeting of Stockholders.” All submissions from stockholders satisfying these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and diversity that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. Our Governance Principles set forth minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee. In addition, the Nominating and Governance Committee may consider, among other factors, diversity of experience, age, skill, independence qualifications and whether prospective nominees have relevant business and financial experience and have industry or other specialized expertise. The Nominating and Governance Committee assesses annually the effectiveness of our diversity policy in connection with the selection of nominees for election or re-election to the Board.

Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria.

In general, our Board oversees our risk management; however, the Nominating and Governance Committee also plays a key role in discussing with management our potential risk exposures in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” below.

Board Oversight of Risk Management

Our Board believes that one of its most important roles is the oversight of our management of risk, which the Board accomplishes through our ERM program. At least annually, management presents to the Board the risk areas that it believes to be the most significant to us and the plan for the assessment, monitoring and management of those risks. The Board has ultimate responsibility for overall risk management oversight; however, it has designated each of the three Board committees with oversight of risk within their own areas of responsibility. Oversight of areas such as strategy and operational risk are the responsibility of the full Board.

For example, the Audit Committee discusses with management on a regular basis our major areas with potential risk exposures, including financial reporting, liquidity, contract management, legal and regulatory compliance, taxes and foreign exchange. The Audit Committee reviews the potential financial impacts of these risks, the steps we take to ensure that appropriate processes are in place to identify, manage and control financial and business risks and that we have adequate insurance coverage to mitigate these risks. In cases where a practice or procedure is identified or an operational incident occurs that could heighten the possibility of a negative impact on our operations or financial results, our management reports to the Board the steps to be taken to ensure that the risk is appropriately managed.

The Nominating and Governance Committee reviews risk related to the Board’s legal and regulatory corporate governance compliance requirements and also plays a key role in discussing with management its crisis management preparedness. The Nominating and Governance Committee adopts and maintains emergency procedures for management succession in the event of the unexpected disability or exit from the Company of the CEO or other senior executive officers.

With respect to risk related to compensation matters, the Compensation Committee is responsible for assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure the appropriateness of risk-taking and their consistency with our business strategies. The Compensation Committee has determined that our compensation policies and practices do not encourage or create risk-taking that could be reasonably likely to have a material adverse impact on us. The Compensation Committee believes that our annual non-equity and long-term equity incentives provide an appropriate mix of incentives, performance metrics and payout caps to ensure performance is focused on long-term stockholder value.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 28, 2014 meeting. Currently, 11 of our 12 directors (including the nominees presently standing for election) are non-employee directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the 11 non-employee directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•	Clarence P. Cazalot, Jr. is a member of the Board of Directors and audit and compensation committees of Baker Hughes, Inc., which is one of our customers and vendors.

•	C. Maury Devine is a member of the Board of Directors and audit committee of John Bean Technologies Corporation (“JBT”), which is one of our customers and vendors. We and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008. Ms. Devine is also a member of the Board of Directors of Technip, which is one of our customers and vendors. Ms. Devine serves on Technip’s compensation committee and ethics and governance committee.

•	Claire S. Farley is a member of the Board of Directors of EnCana Corporation, which is one of our customers. Ms. Farley is also a director of Samson Resources, which is one of our customers.

•	Thomas M. Hamilton is the non-executive Chairman of the Board of Directors of Methanex Corporation, which is one of our customers.

•	Edward J. Mooney is a member of the Board of Directors of FMC Corporation, our former parent company, which is also one of our customers and vendors. Mr. Mooney also serves on that Board’s audit committee and is the chairman of its compensation committee. We and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001. Mr. Mooney is also a member of the Board of Directors of The Northern Trust Corporation. He serves as chairman of that Board’s audit committee and is a member of the compensation committee. The Northern Trust Corporation serves as trustee for our Pension Plan and provides administrative services related to such plan. The Northern Trust Corporation is also a lender under our $1.5 billion revolving credit facility that expires in March 2017.

•	Joseph H. Netherland is a member of the Board of Directors and compensation committee of Newfield Exploration Company, which is one of our customers.

•	Richard A. Pattarozzi is the non-executive Chairman of the Board of Directors and a member of the compensation and nominating and governance committees of Tidewater Inc., which is one of our customers. Mr. Pattarozzi is also a member of the Board of Directors and lead director of Stone Energy Corporation, which is one of our customers.

•	James M. Ringler is a member of the Board of Directors and audit committee of The Dow Chemical Company, which is one of our customers. Mr. Ringler also serves as a member of the Board of Directors and compensation committee of JBT, which is one of our customers and vendors. We and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008.

Our Board makes an annual determination as to the independence of each director, as defined under the standards adopted by the NYSE. These standards specify certain relationships that are prohibited in order for a director to be deemed independent. In addition to these objective standards, our Board makes a subjective determination of independence by evaluating all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, and our Company, our affiliates, or any entity in which our senior management has an interest.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has affirmatively determined that each of our non-employee directors is “independent” as defined under the NYSE listing standards. In addition, the Board has affirmatively determined that all of the members of the Audit Committee and Compensation Committee satisfy the enhanced independence criteria required for such members under regulations adopted by the SEC and the NYSE corporate governance listing standards. For information regarding each committee member’s business experience, please read “Our Board of Directors.”

Leadership Structure of the Board and Executive Sessions of Independent Directors

Our Board of Directors has determined that a leadership structure consisting of a combined principal executive officer and Chairman of our Board, together with a strong lead independent director who chairs the non-management sessions of the Board is the most appropriate structure for us. Our Board believes that combining the principal executive officer and Chairman positions is currently the most effective leadership structure for our Company given Mr. Gremp’s in-depth knowledge of our Company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with, and knowledge of, the industry. As CEO, Mr. Gremp bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and stockholder interests are brought to the attention of our Board. By combining the positions of Chairman and principal executive officer, the Board gains valuable perspective that combines the operating experience of a member of management with the oversight focus of a member of the Board; and by maintaining a lead independent director, as discussed below, the Board can provide strong independent risk oversight. In addition, our Board believes that this structure facilitates communications between the Board, its committees and management, creates the most efficient and productive relationship between the Board’s strategic role and management’s control of daily operations, utilizes Mr. Gremp’s knowledge of our business and the industry to our benefit and provides an effective balance for the management of our Company in the best interests of our stockholders. The Chairman is responsible for setting the agenda for the Board meetings and for presiding at such meetings.

Our Board of Directors annually appoints one independent member to act as its lead independent director. Mr. Bowlin has been selected by the Board of Directors to continue to serve as the lead independent director for executive sessions during 2014. As the lead independent director, Mr. Bowlin is authorized to call meetings of the non-employee directors, and he is responsible for the following:

•	setting the agenda for executive sessions of non-employee directors after regularly scheduled Board of Directors meetings and for presiding at such sessions;

•	acting as principal liaison between the non-employee directors and the Chairman;

•	advising the Chairman as to the quality, quantity and timeliness of the flow of information from management necessary for the non-employee directors to effectively and responsibly perform their duties;

•	providing feedback from executive sessions of the non-employee directors to the Chairman and other senior management; and

•	advising the Chairman on potential agenda items for Board meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2013, the members of the Compensation Committee of the Board were Messrs. Bowlin, Burguieres, Enger, Hamilton, Mellbye, Pattarozzi, Ringler and Ms. Farley, none of whom has ever been an officer or employee of FMC Technologies or any of our subsidiaries or had any relationships requiring disclosure with us or any of our subsidiaries. None of our executive officers has ever served on the Board of Directors or the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

To provide our stockholders and other interested parties with a direct and open line of communication to our Board of Directors, a process has been established for communications with any member of the Board of Directors, including our lead independent director, the Chair of any of our committees or with our non-employee directors as a group, by sending such written communication to c/o Lead Independent Director, FMC Technologies, Inc., 5875 N. Sam Houston Parkway W., Houston, Texas 77086, or an email to our lead independent director at lead.director@fmcti.com. We will forward all correspondence directly to our lead independent director. However, communications that do not relate to the responsibilities of the intended recipients as directors of our Company (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. The lead independent director will review any such communication with the parties to whom the communication is addressed at the next regularly scheduled Board meeting unless, in his judgment, earlier communication is warranted.

DIRECTOR COMPENSATION

Our compensation plan for non-employee members of our Board of Directors is included in our Incentive Plan. The Incentive Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a recommendation from our Compensation Committee.

Our non-employee director compensation program consists of cash consideration and restricted stock unit awards. Compensation for directors is recommended annually by the Compensation Committee with the assistance of Meridian and approved by the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that enables us to attract and retain highly skilled individuals with relevant experience. Directors’ compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of our Company.

Director Fees and Annual Grant of Restricted Stock Units

For 2013, each non-employee director received an annual retainer of $60,000, paid in cash and/or as restricted stock units as elected by the non-employee director. Our non-employee directors also received an annual non-retainer equity grant of restricted stock units. For 2013, we awarded each of our non-employee directors restricted stock units on May 1, 2013, with a value of $250,000, which is included in the amount contained in the “Stock Awards” column of the Director Compensation Table below. These awards will not vest until May 1, 2014.

The “Fees Earned or Paid in Cash” column in the Director Compensation Table also includes cash remuneration in the amount of $2,000 for each Board committee meeting attended, including telephonic meetings. Our lead independent director received an additional fee of $20,000, the chair of the Nominating and Governance Committee received an additional fee of $10,000, the chair of the Compensation Committee received an additional fee of $15,000 and the chair of the Audit Committee received an additional fee of $20,000 during 2013, which are also included in the “Fees Earned or Paid in Cash” column.

The following table shows all compensation awarded or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2013. John T. Gremp, our current Chairman, President and CEO, is not included in the table as he was our employee during 2013 and did not receive any additional compensation for his service as a director. The compensation paid to Mr. Gremp is shown in the Summary Compensation Table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mike R. Bowlin	$32,000	$309,980	$980	$342,960
Philip J. Burguieres	60,000	—	—	60,000
Clarence P. Cazalot, Jr.	7,000	104,134	—	111,134
Eleazar de Carvalho Filho	80,000	249,984	—	329,984
C. Maury Devine	80,000	249,984	10,500	340,484
Thorleif Enger	30,000	—	—	30,000
Claire S. Farley	76,000	249,984	1,302	327,286
Thomas M. Hamilton	37,000	309,980	11,348	358,328
Peter Mellbye	21,000	145,809	7,627	174,436
Edward J. Mooney	94,000	249,984	1,104	345,088
Joseph H. Netherland	60,000	249,984	11,542	321,526
Richard A. Pattarozzi	86,000	249,984	10,422	346,406
James M. Ringler	22,000	309,980	5,000	336,980

(1)	Includes the amount of the director’s annual retainer, fees paid for attendance at committee meetings and additional fees paid to the chairman of each Board committee and to the lead independent director.
(2)	Restricted stock unit grants were made on May 1, 2013, valued at $53.76 per share, the closing price of our Common Stock on May 1, 2013, reflecting an aggregate grant date fair value, which was computed in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, for all of our non-employee directors of $2,679,787. The number of the aggregate outstanding restricted stock units held by each of our non-employee directors on December 31, 2013 was: Mr. Bowlin 143,189.812; Mr. Cazalot 2,160.000; Mr. de Carvalho Filho 15,187.000; Ms. Devine 61,511.780; Ms. Farley 35,970.000; Mr. Hamilton 152,150.700; Mr. Mellbye 2,594.000; Mr. Mooney 129,813.556; Mr. Netherland 32,025.434; Mr. Pattarozzi 109,848.676; and Mr. Ringler 141,922.812. Dividends will not be paid on any of the restricted stock units unless we pay dividends on our Common Stock.
(3)	Amounts in this column reflect reimbursed costs for travel for an out-of-town spouse to our Board of Directors meeting in Rutherford, California and charitable contributions made by us in the name of directors pursuant to our matching charitable contribution program available to all employees and directors. The numbers shown reflect the matching charitable contribution amounts that were paid by us during the 2013 plan year, as follows: Ms. Devine $10,500 (of which $4,500 were related to 2012 donations by Ms. Devine that were not matched by the Company until first quarter 2013); Mr. Hamilton $10,000; Mr. Netherland $10,000; Mr. Pattarozzi $8,250; and Mr. Ringler $5,000. A portion of the amounts shown reflect matching contributions attributable to director contributions made in the prior fiscal year. For additional information regarding charitable contributions, see “Other Benefits” below.

Other Benefits

Each non-employee director receives reimbursement for reasonable incidental expenses incurred in connection with the attendance of Board and committee meetings. In addition, directors are eligible to participate in our matching charitable contribution program on the same terms as employees. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to an aggregate of $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time. Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions. We have not made a charitable contribution, within the preceding three years, to any charitable organization in which a director serves as an employee or an immediate family member of the director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Stock Ownership Requirements

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer, and all non-employee directors met such ownership requirements in 2013. Non-employee directors have the opportunity to elect the year in which they will take receipt of the equity grants from either (a) a period of 1 to 15 years from the grant date or (b) upon their separation from Board service. The elections are made prior to the beginning of the grant year and are irrevocable after December 31st of the year prior to grant. In addition, our non-employee directors can now elect to defer some or all of their cash retainer payments and receive the deferred value in equity grants that have the same election options as the non-retainer equity grant. Beginning in 2012, the receipt of the annual non-retainer restricted stock unit grant is deferred for at least one year. These restricted stock units granted to directors are settled in Common Stock based upon the election of the non-employee directors prior to the beginning of the grant year and are irrevocable after December 31st of the year prior to grant. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of our Company. Awards granted to non-employee directors will vest on the May 1st following the grant date unless otherwise determined by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Named Executive Officer	Position(s) Held in 2013
John T. Gremp	Chairman, President and Chief Executive Officer from December 1, 2013 to present Chairman and Chief Executive Officer from August 1, 2012 to November 30, 2013
Maryann T. Seaman	Senior Vice President and Chief Financial Officer
Robert L. Potter	President from August 1, 2012 to November 30, 2013
Douglas J. Pferdehirt	Executive Vice President and Chief Operating Officer
Tore Halvorsen	Senior Vice President
Johan Pfeiffer	Vice President

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for our success in delivering technological innovation in a dynamic and competitive market. We seek to accomplish this goal in a way that both rewards performance and enhances stockholder long-term value. The Compensation Committee oversees our executive compensation program and determines the compensation for our executive officers. We believe the compensation program for the named executive officers was instrumental in helping us achieve strong financial performance in 2013.

In 2013, our revenue was $7.1 billion. Net income grew to $501.4 million in 2013, an increase of 16.6% over the prior year. Our full year diluted earnings per share of $2.10 resulted in the twelfth consecutive year of earnings growth. Our total stockholder return over the prior 1-year, 3-year and 5-year periods were 21.9%, 17.4% and 338.0%, respectively.

Compensation for the named executive officers consists of three major elements designed to reward performance in a straightforward manner: long-term equity awards, annual non-equity incentive awards and base salaries. Long-term equity awards consist of performance-based and time-based restricted stock unit awards. These awards provide incentives for our executives to both remain employed by us, as well as to create and maintain value for stockholders since the value of such awards depends on the executive’s continued employment and the value of our stock on the vesting date. The annual non-equity incentive program provides incentives for executives to help achieve our annual financial and operational goals. These components of the program are directly linked to the principle that executive compensation should be based on performance.

Our executive compensation program is also intended to promote and retain stability within the executive team. Our named executive officers have been our employees for an average of 24.2 years. Because our executive officers operate as a team, the Compensation Committee’s decisions on executive compensation in 2013 were also driven by considerations of internal pay equity as to the named executive officers.

In general, the compensation structure for our named executive officers has consisted of the same three primary elements since 2001. As a result, the compensation elements reported for each named executive officer in the Summary Compensation Table below will be comparatively similar each year. The actual compensation paid each year may vary based on individual and Company performance. In light of this fact, we believe the compensation of the named executive officers in the Summary Compensation Table should be viewed on a multi-year basis in order to fully understand the relative mix of each officer’s equity and cash compensation, and accordingly, the proportion of each officer’s total compensation that is performance-based.

We believe our executive compensation program is straightforward in design and serves us and our stockholders well. In that regard, we have not entered into individual employment agreements with any of our named executive officers, nor do we provide excessive perquisites, severance or change in control benefits to these officers. In 2011, we eliminated all tax gross-ups under our existing change of control agreements.

Consideration of 2013 Stockholder Advisory Vote to Approve Executive Compensation

The stockholder advisory vote to approve our executive compensation at our 2013 Annual Meeting of Stockholders was approved by 97.2% of votes cast. The Compensation Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation packages provided to our named executive officers and other executives. Due to the significant vote in favor of our executive compensation at our 2013 Annual Meeting of Stockholders and our own assessment, we believe that our stockholders view our executive compensation as robust and effective in achieving our objectives.

Our commitment to our compensation philosophy and programs, however, requires us to monitor and review developments in executive compensation, especially among our peer companies. Based on our most recent review, our Compensation Committee approved two changes to our executive compensation program, effective in 2014. First, the Compensation Committee approved changing our Total Stockholder Return measure for performance-based restricted stock unit awards to be based on a cumulative three-year period as measured against our Industry Peer Group (as defined below in “—Establishing Competitive Pay Levels”). The Compensation Committee elected to vest the performance-based restricted stock awards only after completion of a full three-year period rather than annually in order to emphasize long-term, multi-year performance and value creation. Secondly, in line with the Compensation Committee’s focus on aligning our compensation program with Company performance and maximizing stockholder value, it modified the weighting of the business performance measure (“BPI”) and individual performance measure (“API”) used to calculate an executive’s annual non-equity incentive compensation. Beginning in 2014, the BPI and API components will be weighted at 75% and 25%, respectively, in lieu of the current weighting of 70% and 30%, respectively.

In addition, at our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, holding future advisory votes on our executive compensation on an annual basis. In consideration of the stockholder vote on the frequency of future advisory votes, our Board of Directors has determined to hold the stockholder advisory vote to approve executive compensation on an annual basis until the next required advisory vote on the frequency of future advisory votes on executive compensation or until the Board of Directors determines otherwise. We are required to hold advisory votes on the frequency of future advisory votes on executive compensation every six years.

Executive Compensation Philosophy and Core Principles

We have a peer-based executive compensation program that includes variable performance elements. Our executive management compensation program is designed (a) to motivate our officers and other key employees to achieve short-term and long-term corporate goals that should enhance stockholder value and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of our revenue, earnings and stockholder returns.

Our compensation philosophy links an executive’s total compensation opportunity with our short-term and long-term goals and objectives through the achievement of financial targets established and measured objectively by the Compensation Committee of our Board of Directors, and to a lesser extent, the executive’s performance against specific individual objectives.

Our ability to develop and retain successful executive managers for long periods of employment has provided us with stability and prolific industry experience. Low turnover at the executive management level provides continuity and minimizes the disruption that management change can cause. We believe this continuity contributes to our successful growth and helps us avoid costs associated with recruiting experienced management talent outside of our Company.

The core principles underlying our executive compensation philosophy are as follows:

•	Executive compensation is structured to be competitive and to provide appropriate retention incentives in order to attract, motivate and retain qualified managerial talent over the long term. Each named executive officer’s total compensation opportunity is targeted at median compensation levels at comparable peer companies who would likely compete for our executive talent.

•	Executives are compensated for their contributions to our results. A significant portion of our executive non-equity compensation is based on the achievement of annual performance goals. A portion of an executive’s compensation is directly linked to his or her achievement of specific corporate and individual results that we believe create both short-term and long-term stockholder value.

•	Equity compensation provides motivation to attain long-term objectives and increase stockholder value. Equity compensation represents a significant portion of each named executive officer’s total compensation. We believe at-risk equity compensation such as time-based and performance-based restricted stock unit grants, together with stock ownership and retention guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value.

Long-Tenured Management Team and Internal Development

The majority of our named executive officers are individuals who have devoted most of their professional careers to our Company and our former parent company. With their long tenure, our executive management team has a long-term personal and financial interest in our success. We are strong advocates of promoting from within and developing our own talent. Internal talent development and promotion from within our Company is a central element of our philosophy.

We believe that a critical element of our business success is our ability to develop and retain executive management talent. Our executive officers do not have individual employment contracts and serve at the discretion of the Board of Directors.

Role of the Compensation Committee’s Independent Consultant

For 2013, the Compensation Committee retained Meridian as its principal compensation consultant to review our executive compensation program design and assess our compensation approach relative to our performance and the market. Services performed by Meridian for the Compensation Committee during 2013 included evaluation of levels of executive officer and director compensation as compared to general market compensation data and peer group data, evaluation of proposed compensation programs or changes to existing program designs, provision of information on current executive compensation trends and updates regarding applicable legislative and governance activity. Meridian’s 2013 services were limited to providing the Compensation Committee with advice and information solely on executive and director compensation and related governance matters. Meridian did not provide any other consulting services to the Compensation Committee or to management in 2013, and it has no direct or indirect business relationships with us.

In December 2013, the Compensation Committee considered the independence of Meridian in light of SEC rules and NYSE listing standards and requested and received a letter from Meridian addressing Meridian’s independence, including the following independence factors: (1) other services provided to us by Meridian; (2) fees paid by us as a percentage of Meridian’s total revenue; (3) policies or procedures maintained by Meridian that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any of our Common Stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflict of interest.

The Compensation Committee’s engagement agreement with Meridian for 2013 provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders. A group of peer companies, recommended by our management and approved by the Compensation Committee, is used as part of the external benchmarking process. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Meridian collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Meridian are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation.

Based on the survey market data provided by Meridian, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus and target annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term compensation (equity awards), including the allocation between performance-based and time-based equity to approximate the market allocation identified in Meridian’s survey results. While the Compensation Committee considers input from Meridian, ultimately the Compensation Committee’s decisions reflect many factors and considerations, including scope of responsibility, individual performance and tenure.

Establishing Competitive Pay Levels

The Board has delegated the authority to the Compensation Committee to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. In determining compensation levels for our executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian. The companies in the Meridian peer group survey were recommended by our management and approved by the Compensation Committee for peer group comparison. The list of peer group companies is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy.

Our Vice President of Administration, working with Meridian, provided recommendations for each executive officer’s base pay, annual non-equity incentive bonus and target annual equity award for the Compensation Committee’s review. Our Chief Financial Officer also provided the Compensation Committee with information related to our financial performance against our objectives and our peer companies’ financial performance. The Compensation Committee considered these factors in setting annual targets and ratings associated with incentive compensation awards, selecting appropriate structures for performance-based restricted stock units and ensuring that our total compensation program is consistent with our compensation philosophies.

Our CEO is the only executive officer whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement who also participates each year in the compensation decisions for other named executive officers. Our CEO does not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Accordingly, the Compensation Committee also reviews the specific corporate goals and objectives relevant to the compensation of our CEO and evaluates the CEO’s performance in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2013, the Committee determined and approved the CEO’s total compensation level, including base pay, non-equity incentive compensation and long-term incentive awards.

For 2013, our peer group included the 24 industrial companies listed below (the “Benchmark Peer Group”). Ten of the 24 companies in our peer group are oilfield service and equipment companies that would likely compete with us for executive talent (the “Industry Peer Group”). The Industry Peer Group companies also are likely to compete with us for customers, suppliers, and ultimately, investors. For these reasons, we use the Industry Peer Group as the relevant comparison point for measuring our own financial performance for purposes of our performance-based restricted stock unit awards, as discussed below. We also use the Industry Peer Group for comparison purposes when determining the compensation of our named executive officers. We use the Benchmark Peer Group companies to benchmark the compensation of other senior management positions.

In considering companies to be included in the Benchmark Peer Group, the Compensation Committee reviewed revenues and market capitalization of each company, as well as available industry segment and performance data, to determine whether it would be appropriate to include the company in the group. The Industry Peer Group companies are marked with an asterisk (*).

Baker Hughes Incorporated*	McDermott International, Inc.*
BorgWarner Inc.	National Oilwell Varco, Inc.*
Cameron International Corporation*	Noble Corporation*
Chicago Bridge & Iron Company N.V.	Oceaneering International, Inc.*
Cummins Inc.	Oil States International, Inc.*
Dover Corporation	Stanley Black & Decker, Inc.
Eaton Corporation plc	Tidewater Inc.*
Flowserve Corporation	The Timken Company
Foster Wheeler AG	URS Corporation
Halliburton Company*	Weatherford International Ltd.*
Ingersoll-Rand Co. PLC	The Williams Companies, Inc.
Lennox International Inc.	Worthington Industries, Inc.

For 2013 compensation comparisons, Cooper Industries plc was removed due to its acquisition by Eaton Corporation plc on November 30, 2012. For 2014 compensation comparisons, Foster Wheeler AG and Lennox International Inc. will be removed as their company size is no longer a good match with our Company. New additions for 2014 will include Superior Energy Services, Inc. and Dresser-Rand Group Inc.

Although the companies included in the survey may vary in revenue size and market capitalization, the survey utilizes regression analysis to develop size-adjusted market values for each element of compensation. Additionally, for equity-based compensation, Meridian uses Black-Scholes based option models to value stock options and other economic pricing models for other equity-based compensation. Using the survey market data provided by Meridian, the Compensation Committee reviewed the appropriateness of each executive officer’s base pay, annual non-equity incentive bonus and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term compensation (equity awards) to approximate the market allocation identified in the survey results.

The chart below shows the comparison of target total compensation mix for our named executive officers to the compensation survey for our Industry Peer Group. The target compensation mix for our named executive officers is comparable to the Industry Peer Group for the surveyed period.

The actual compensation of our named executive officers (on an aggregate basis) in 2013 was 19% base pay, 10% annual non-equity incentive compensation and 72% long-term equity compensation, which is allocated between time-based and performance-based restricted stock units. Our actual allocation of total compensation differed somewhat from that of the target due to a lower than target payout of the non-equity incentive component paid in 2013.

When making compensation comparisons between our named executive officers and the market data, we use the Industry Peer Group as the appropriate comparison group. For each of our named executive officers, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his or her counterparts at the Industry Peer Group companies. To evaluate internal pay equity, the Compensation Committee also evaluated the ratio of our CEO’s compensation to the compensation of each of our other named executive officers in comparison to these ratios in the Industry Peer Group.

The Compensation Committee uses tally sheets to summarize all of the elements of each named executive officer’s actual and potential future compensation. The tally sheets provide our Compensation Committee with the information necessary to evaluate the total compensation of a named executive officer. The tally sheets present the dollar amount of each component of the named executive officer’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. With regard to performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our cash and equity incentive compensation plans.

Components of Compensation

In order to attract and retain the needed level of executive talent for our Company, compensation for the named executive officers consists of three elements designed to reward performance in a straightforward manner: long-term equity awards, annual non-equity incentive awards and base salaries. We allocate these elements between short-term and long-term compensation.

Allocation of Pay Between Short-Term and Long-Term Compensation

In accordance with our compensation philosophy, our compensation programs are intended to provide incentives to our executive officers to achieve short-term and long-term operating goals as well as strategic objectives. Certain elements of our compensation programs are weighted toward long-term incentives in the form of equity compensation with a three-year vesting requirement and a variable performance-based component. We determine the size of each named executive officer’s equity grant based on a calculated theoretical value of the grant. The ultimate actual value of an equity grant will depend upon our relative performance to our Industry Peer Group and the share price of our Common Stock after the end of the applicable vesting and retention periods. Our share price will be largely dependent upon our long-term performance, as well as general market dynamics.

Short-Term Compensation

The annual cash pay elements that our executive officers receive include base pay and an opportunity to earn annual non-equity incentive compensation.

•	Cash Compensation—Base Pay

Base pay compensates our employees for services provided during the year and is the fixed element of an executive’s annual compensation. Our goal is to target base salaries for our named executive officers at approximately the size-adjusted 50th percentile of the Industry Peer Group. A named executive officer’s base pay may differ from the 50th percentile due to factors such as job performance and related performance rating, time in position, prior experience, movement of salaries in our Industry Peer Group and business conditions.

Any base pay change, or merit increase, for an executive officer, other than the CEO, must be recommended by the CEO and approved by the Compensation Committee. Any base pay change, or merit increase, for the CEO must be recommended by our Compensation Committee and approved by the Board of Directors. Merit increase guidelines are established annually for all executives by the Compensation Committee, based on annual market surveys. In 2013, the average merit increase for all named executive officers was approximately 3.88%.

•	Cash Compensation—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and in our overall performance in a particular year. In 2013, our annual non-equity incentive target bonus percentages for our named executive officers ranged from 70% to 115% of base pay, the highest percentage being assigned to our CEO. Each named executive officer’s target bonus percentage was set at approximately the size-adjusted 50th percentile of the Industry Peer Group. The annual non-equity incentive compensation is weighted primarily toward business performance (70%), which we refer to as the Business Performance Incentive or “BPI” component, and secondarily to individual performance (30%), which we refer to as the Annual Performance Incentive, or “API” component. Beginning in 2014, the BPI and API components will be weighted at 75% and 25%, respectively, in order to align our compensation program more closely with Company performance and maximizing stockholder value.

The BPI Component:

The Compensation Committee annually establishes BPI targets and reviews the performance measures to be used for our annual non-equity incentive program annually at its February meeting. In 2013, the three equally weighted measures used by the Compensation Committee were based upon our combined results and included the following components:

•	Working Capital Efficiency is measured as the net of average current assets less average current liabilities, not including cash or debt, that is required to generate each dollar of sales, which measures our efficiency of using operating capital to run the business independent of our capital structure;

•	EBIT Growth is measured as annual growth in earnings before interest and taxes, which measures our ability to generate profit, and the use of this metric facilitates comparison with peer companies by excluding the effect of different capital structures and tax rates; and

•	EBIT Percentage of Sales is measured as earnings before interest and taxes generated from each dollar of sales, which measures our operating leverage and cost control.

All of these measures are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchange movements versus the assumptions of those movements at the time the targets were set.

A range of results for these measures are established along a 0.0 to 2.0 multiple continuum. For instance, the Compensation Committee established one value for a targeted EBIT Growth at 1.0. If our actual EBIT Growth results are less than the target, the BPI multiple for that measure will fall between 0.0 and 1.0. If our EBIT Growth exceeds the target, the BPI multiple would fall between 1.0 and 2.0. The resulting BPI multiple of the three equally-weighted measures is then multiplied by the individual executive officer’s non-equity incentive compensation percentage to determine non-equity incentive compensation payout to that executive.

For 2013, in order to achieve the target performance in each measure, Working Capital Efficiency must have improved by 16% over prior year, EBIT Growth must have increased 27% over prior year and EBIT Percentage of Sales must have increased 150 basis points (“bps”) above prior year. To reach the 2.0 performance for 2013, Working Capital Efficiency must have improved by 20% above target, EBIT Growth must have increased by 10% above target and EBIT Percentage of Sales must have increased 90 bps above target. All of our named executive officers were given a corporate BPI target, which was based on our consolidated results on the three measures.

Our actual 2013 performance was below all three of the targets:

Performance Measure	Weighting	% Above (Below) Target	Rating
Working Capital Efficiency	1/3	(5)%	0.55
EBIT Growth	1/3	(6)%	0.51
EBIT Percentage of Sales	1/3	(9)%	0.00

Average BPI			0.35

Our performance resulted in below target ratings based on the scale established at the beginning of the year and our performance relative to the targets established.

The API Component:

A review of the named executive officers’ individual performance is conducted to determine the API component of the non-equity incentive compensation. Each executive officer’s performance against objectives, established in the beginning of the year, is subjectively evaluated each year by the Compensation Committee with input from the CEO. The API objectives for the CEO are set by the Compensation Committee without the CEO being present in the Compensation Committee session and are also subjectively evaluated each year by the Compensation Committee. These performance objectives vary depending on the roles and responsibilities of the particular executive. These objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technological innovations and improving market positions through profitable growth and new product introductions.

The API rating is based on the achievement by a named executive officer of both quantifiable performance objectives as well as other, more subjective objectives. If a named executive officer failed to achieve all of his or her objectives, the API multiple would likely be 0.00. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.0 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be unusual due to our efforts to establish stretch objectives that may be extremely difficult to achieve. For 2013, our named executive officers received API ratings ranging from 1.15 to 1.35 for the year, with an average rating of 1.26. For 2012, the named executive officers received API ratings ranging from 1.20 to 1.30 for the year, with an average rating of 1.26.

Thus, assuming a named executive officer has a base pay of $500,000, a 70% target bonus, a BPI rating of 0.35 and an API rating of 1.0, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI: $500,000 x 0.70 (BPI weighting) x 0.70 (target bonus) x 0.35 (corporate BPI achievement)	$85,750
API: $500,000 x 0.30 (API weighting) x 0.70 (target bonus) x 1.0 (individual API rating)	105,000

Total Non-Equity Incentive Compensation	$190,750

The following describes the 2013 API objectives of our named executive officers that were subjectively evaluated to determine, in part, their performance for purposes of calculating their API measure.

John T. Gremp – Chairman, Chief Executive Officer and Former President

Mr. Gremp’s 2013 individual performance objectives related to growth, execution, financial objectives and leadership development. Growth targets included achieving Subsea Technologies inbound goals, strengthening strategic customer alliances and continuing progress on expanding each strategic platform. Execution goals included maintaining a world-class safety record, with an emphasis on prevention; improving supply chain management; and advancing the quality transformation well underway within our Company. Financial objectives were focused on revenue, earnings before interest and taxes and earnings per share. Finally, leadership development objectives included improving the process for establishing and securing necessary management talent to support growth and developing executive succession candidates.

Maryann T. Seaman – Senior Vice President and Chief Financial Officer

Ms. Seaman’s 2013 individual performance objectives reflected her wide range of responsibilities as Chief Financial Officer. Specific objectives included leading efforts to improve working capital performance and expanding capabilities of our Company’s audit function through a successful organizational transition and the integration of risk identification into traditional audit processes. Other individual objectives included leading expansion of the ERM system to assure that risk identification, quantification and mitigation processes are effective. Finally, Ms. Seaman’s individual objectives also related to effective leadership of the investor relations and information technologies functions, as well as our Company’s long-term planning process. Ms. Seaman was appointed Executive Vice President and Chief Financial Officer, effective March 1, 2014.

Robert L. Potter – President and Former Executive Vice President

Mr. Potter’s 2013 individual objectives were focused on maintaining our market leadership; leading our Company’s quality and research and development functions; and assuring a successful transition of his leadership responsibilities upon his retirement. With respect to market leadership, Mr. Potter was responsible for expanding and strengthening certain key customer alliances. With regard to quality, Mr. Potter was responsible for the comprehensive training and communication efforts supporting our Company’s global quality transformation.

Douglas J. Pferdehirt – Executive Vice President and Chief Operating Officer

Mr. Pferdehirt’s 2013 individual performance objectives included achieving market leadership and growth objectives through improving execution and leading significant changes in our operations performance and structure. Specific growth objectives related to initiatives in our Subsea Technologies and Surface Technologies segments. Objectives relating to improving execution included implementation of our global injury prevention program and cost reduction program, which are additional features of the Company’s quality transformation. Finally, Mr. Pferdehirt’s individual objectives included talent objectives that were focused on attracting, developing and retaining key talent for our Company.

Tore Halvorsen – Senior Vice President

Mr. Halvorsen’s 2013 individual performance objectives were focused on improving execution and leading growth in our Subsea Technologies segment. Improving execution was addressed through targets related to the deployment of improved project management processes; providing a more efficient supply chain; and establishing a sustainable and competitive cost base. He also had personal targets supporting our growth strategy primarily through the development and extension of product and systems technologies. Finally, with regard to supporting growth plans, certain of Mr. Halvorsen’s targets were related to expanding and reorganizing aftermarket operations.

Johan Pfeiffer – Vice President

Mr. Pfeiffer’s 2013 individual performance objectives focused on improving execution and leading growth initiatives in our Surface Technologies segment. Specifically, he was focused on leading the integration of our recently acquired completion services business with the goal of creating a new organization to provide an integrated package of products and services. In addition, Mr. Pfeiffer had targets related to improving operational and financial performance throughout the Surface Technologies segment and assuring that safety and quality processes are effective in meeting the objectives of our culture.

•	Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives may include financial planning and personal tax assistance, personal use of company automobiles, dining club memberships and country club memberships, executive physicals and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business-related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships.

We also pay certain travel expenses such as airfare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business travel purpose. If a named executive officer’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table and the nature of those perquisites are described in a footnote to the table. We do not gross up for the taxes due on the value of perquisites deemed to be personal.

Long-Term Compensation

•	Equity Compensation

The long-term component of our executive compensation consists of equity awards, which ensures that a significant portion of total compensation remains at risk and is tied to the creation of stockholder value, as well as provides our executive officers the opportunity to benefit if our stock price appreciates over the long term. To determine the appropriate target value of equity-based compensation awards for our named executive officers, the Compensation Committee considered the size-adjusted median value of equity compensation awards granted by the Industry Peer Group and individual executive performance. Once the Compensation Committee set the target value for each named executive officer, one-third of the target value was granted in the form of time-based restricted stock units and two-thirds of the target value was granted in the form of performance-based restricted stock units. We believe the combination of time-based and performance-based long-term incentives provides performance incentives consistent with our stockholders’ interests and serves as an effective retention vehicle for our named executive officers.

The grant date of the annual equity awards is the date of the Compensation Committee meeting each February. As long as an executive remains employed with us through the age of 62, any unvested equity awards (including time-based restricted stock units and performance-based restricted stock units) remain outstanding after retirement and are settled on the originally scheduled vesting date. Executives will forfeit unvested awards if they retire prior to age 62. Awards vest immediately in the event of death, disability (as defined in our Incentive Plan) or a qualifying change in control. Performance-based restricted stock unit awards vest at 100% of target if death, disability or a change in control occurs during the performance period.

The market value of vested and unvested restricted stock unit awards shown in the Outstanding Equity Awards at Fiscal Year-End Table and the realized value of exercised options and restricted stock unit awards shown in the Option Exercises and Stock Vested Table demonstrate both the potential and realized value of equity awards we have issued to our named executive officers and the alignment of our executive officers’ personal financial interests with those of our stockholders.

•	Time-Based Restricted Stock Unit Awards

In February 2013, the Committee approved grants of time-based restricted stock units to our named executive officers. All restricted stock units awards granted to our executive officers require a minimum of an additional three years of service by the executive before the restricted stock units vest and the executive receives ownership and voting rights of the underlying shares of Common Stock. We utilize vesting periods as a retention incentive.

The grant size of restricted stock units for each of our named executive officers was determined by dividing the target value set for each executive officer by the face value of our Common Stock on the date of grant to determine the number of shares delivered to each officer.

•	Performance-Based Restricted Stock Unit Awards

In February 2013, the Compensation Committee approved grants of performance-based restricted stock units to our named executive officers. These performance-based equity grants are earned based on the achievement of performance targets relative to the performance of the Industry Peer Group. The linking of our executive’s performance-based equity awards to our achievement of performance targets puts a meaningful portion of our named executive’s targeted equity award at risk. The percentage of the total performance-based restricted stock unit award an executive officer will ultimately receive will be determined at the end of the one-year measurement period and will depend upon our performance relative to the Industry Peer Group with respect to the following three measures for that period:

•	EBITDA Growth is measured as annual growth in earnings before interest and taxes, excluding depreciation and amortization, which measures our ability to generate profit, and the use of this metric facilitates comparison with peer companies by excluding the effect of different capital structures and tax rates;

•	Return on Investment (“ROI”) is both a measure of profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively we use capital; and

•	Total Stockholder Return (“TSR”) is measured as the total returns that an investor receives based on the volume-weighted average price and the reinvestment of dividends issued.

The performance results of these three measures for the Industry Peer Group are publicly available and provide us with externally available references against which our performance is measured.

The amount of the performance-based restricted stock unit award earned by our executive officers can vary between 0 and 200% of the performance-based award amount granted. This is determined by our full-year performance of the three defined measures relative to the performance of the Industry Peer Group.

Each of the three performance measures are weighted equally in the compilation of the award. EBITDA Growth and ROI are measures for performance-based awards and TSR is a measure for market-based performance awards. A determination of below average, average or above-average performance is made based on actual full-year results. The following table illustrates the percentage of the target award that could be earned for each of the three measures for 2013 based on our performance relative to that category of performance of our Industry Peer Group.

Performance Measure	Weighting	Below Average (0% of Target Grant)	Average (100% of Target Grant)	Above Average (200% of Target Grant)
EBITDA Growth	1/3	0%	33%	67%
Return on Investment (ROI)	1/3	0%	33%	67%
Total Stockholder Return (TSR)	1/3	0%	33%	67%

The payout for the TSR metric is determined based on our performance relative to the Industry Peer Group. However, if our TSR for the year is not positive, then the payout for the TSR metric cannot exceed the target as established by the Compensation Committee, regardless of our performance relative to our Industry Peer Group.

We define our performance for each of the three performance measures as follows:

Above Average—Our performance exceeds the performance of the midpoint between the third and fourth ranked Industry Peer Group companies;

Average—Our performance is between the midpoint of the third and fourth ranked Industry Peer Group companies and the midpoint between the sixth and seventh ranked Industry Peer Group companies; and

Below Average—Our performance is below the midpoint between the sixth and seventh ranked Industry Peer Group companies.

In 2013, we ranked above average for ROI, above average for EBITDA Growth and average for TSR measures. As a result of our financial performance relative to our Industry Peer Group for 2013, our named executive officers will receive 167% of the target performance-based portion of the restricted stock unit grants awarded on February 21, 2013 and these awards will vest on January 4, 2016. The final performance-based restricted stock unit award each named executive officer received for 2013 are included in the “Number of Shares or Units of Stock that have Not Vested” and “Market Value of Shares or Units of Stock that have Not Vested” columns of the Outstanding Equity Awards at Fiscal Year-End Table.

The vesting period for performance-based restricted stock unit awards is the same as the vesting period for time-based restricted stock unit awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards do not vest for three years from the date of grant. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

“Clawback” Provision

Pursuant to our Incentive Plan, our Compensation Committee has the discretion to “clawback” and cancel previously earned performance-based compensation. Approximately two-thirds of the restricted stock units based on achieving performance goals and 70% of the annual non-equity incentive awards have been designed to qualify as “performance-based” compensation. In the event our financial statements are restated as a result of errors, omissions or fraud, our Compensation Committee may, in good faith and to the extent an award exceeds what would otherwise have been awarded based on the restated financial results: (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, to our officers who are identified as being subject to Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) if such restatement occurs after the exercise or payment of an award, require the Section 16 Officers to repay to us any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment. The Compensation Committee expects to approve any necessary revisions to our Incentive Plan to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) when the SEC approves final rules implementing the requirement.

Stock Ownership and Retention Requirements

The Compensation Committee established an executive officer stock ownership and retention policy to ensure a continuing alignment of executive and stockholder interests.

•	Stock Ownership Requirements: An executive officer is required to own shares in an amount equal to a multiple of their base pay. Qualifying awards include directly-held stock, restricted stock unit awards not subject to performance, shares held in the U.S. Qualified Savings Plan (as defined below in “Savings Plans”) and shares held in the U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”). Upon becoming a Section 16 Officer, an executive has five years to satisfy a new or increased ownership multiple, pro-rated 20% each year. The multiple for each of the named executive officers is provided in the following table:

Named Executive Officer	Multiple of Base Pay
John T. Gremp	6.0
Maryann T. Seaman	5.0
Robert L. Potter	5.0
Douglas J. Pferdehirt	5.0
Tore Halvorsen	4.0
Johan Pfeiffer	2.5

•	Stock Retention Requirements: An executive officer is required to retain, for a period of at least one year after the vesting date, shares equivalent to at least one-half of the net after-tax number of shares deposited in his or her account for restricted stock unit and stock option awards. The purpose of this additional requirement is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards.

We believe that the combination of the stock ownership and stock retention requirements focus our executives on our long-term value by aligning their interests with the long-term interest of our stockholders. We regularly evaluate and monitor compliance with our stock ownership and retention policy, and the Board reviews compliance on at least an annual basis. All executive officers, including all named executive officers, met their ownership and retention requirements under our policy in 2013.

Insider Trading and Speculation in Company Stock

We have established policies that prohibit our officers, directors and certain employees from engaging in discretionary transactions involving our securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of ownership of management and stockholders, our stock ownership and retention policy also prohibits all officers and their immediate families from directly or indirectly speculating in Company stock, including derivative transactions, hedging and pledging activities, short selling, the sale or purchase of options in Company stock and borrowing against Company stock.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the IRC generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Certain performance-based compensation subject to performance criteria approved by stockholders is not subject to this limitation, and our stockholders last reapproved the material terms of the performance goals under our Incentive Plan at our 2013 Annual Meeting of Stockholders. As a result, annual incentive compensation paid pursuant to our Incentive Plan and restricted stock unit awards granted under such plan generally will qualify as performance-based compensation, and therefore, deductible.

In its review and establishment of compensation programs and awards for executive officers, the Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as a factor in assessing whether a particular compensatory arrangement is appropriate. However, the Compensation Committee reserves the right to approve compensation paid to our executive officers that is not tax deductible if the Compensation Committee determines that it is in the best interests of our Company and our stockholders.

Defined Benefit Pension Plans

U.S. Defined Benefit Plan

A longer term element of compensation for our executive officers is our retirement programs. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is an effective retention vehicle and that it has been a significant factor in the long tenure of our executive management team and, consequently, the depth of our management team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for all of our U.S.-non-bargaining unit employees. The U.S. Pension Plan is designed to provide retirement income to all of our current employees who meet the minimum service requirement of five years or who retire on or after age 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock unit awards), matching contributions to our U.S. Qualified Savings Plan (as defined below in “Savings Plans”) and/or deferrals or Company contributions to our U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”) or perquisites.

The U.S. Pension Plan is qualified under the IRC. The U.S. Internal Revenue Service (the “IRS”) limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the benefits based on earnings above the IRS limits as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan that are not permitted under the U.S. Pension Plan. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the U.S. Non-Qualified Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax-qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by the IRC.

Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, executive officers hired after January 1, 2010 do not participate in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan.

Norwegian Pension Program

Mr. Halvorsen is our only named executive officer who is not U.S.-based and he is covered under the Norwegian Pension Program (the “Norwegian Pension Program”). The Norwegian Pension Program is designed to provide employees based in Norway with targeted total pension payment of 65% of their final salary based on 30 years of service. For service less than 30 years, the payment is reduced proportionately. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was NOK85,245 ($14,464), effective May 1, 2013 through the end of 2013. The amount in U.S. dollars is based on an average currency exchange rate at month-end over the full year. The Norwegian Pension Program was frozen to new participants and those employees who were under age 52 as of January 1, 2013. Mr. Halvorsen is not impacted by these changes.

In addition, a supplementary pension program (the “Norwegian Supplementary Program”) was established in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount, which is not covered under the Norwegian Pension Program. The Norwegian Supplementary Program provides a pension payment of 49% of final salary exceeding 12 times the National Insurance Base Amount for 30 years of service beginning on or after January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately.

Savings Plans

U.S. Savings Plan

All of our U.S.-based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can contribute up to 75% of base pay and eligible incentives. For non-bargaining unit employees, we match 100% up to the first 5% of each employee’s contributions. Participants are 100% vested in their contributions and the employer matching contributions. For annual compensation that exceeds the maximum compensation limit required by the IRC for our U.S. Qualified Savings Plan, we contribute 5% of such excess to that employee’s non-qualified savings plan account discussed below.

In addition, effective January 1, 2010, a 4% non-elective contribution will be made for all eligible non-union employees hired or rehired on or after January 1, 2010, and current non-union participants with less than five years of vesting service as of December 31, 2009. Eligible participants will become vested in their non-elective contributions upon three years of service.

Our U.S.-based executives are eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the U.S. Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 90% of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. We contribute 5% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are 100% vested in their contributions and the employer matching contributions. All vested funds must be distributed upon an employee’s termination or retirement from our Company. For those eligible participants in the U.S. Non-Qualified Savings Plan eligible to receive the non-elective contribution, we will contribute an additional 4% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. In addition, for these eligible participants, we will contribute 4% of the annual compensation that exceeds the maximum compensation limit required by the IRC for our U.S. Qualified Savings Plan to the U.S. Non-Qualified Savings Plan.

International Savings Plan

Mr. Halvorsen is eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above, who are not subject to U.S. taxes, and not citizens of the United States, Canada or the Cayman Islands. Exceptions to the salary grade for eligibility can be made by our Company. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from our Company.

Executive Severance Benefits

General Benefits

It is our policy to offer severance benefits to our executive officers because we believe that severance benefits provide important financial protection to our executive officers in the event of involuntary job loss, are consistent with the practices of peer companies and are appropriate for the retention of executive talent. Under our executive severance plan, executive officers who are terminated without cause are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for 15 months at the employee premium rate, outplacement assistance, and financial planning and tax preparation assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants.

In the event of a termination without cause, termination for good reason or voluntary retirement, any performance-based incentive payments are subject to our actual attainment of performance goals. The terms of our executive severance plan are consistent with the market practice of large public companies surveyed by Meridian. Change in control severance benefits, as described below, and severance benefits are exclusive of one another, and in no circumstance would any named executive officer receive benefits under both a change in control and the executive severance plan.

Change in Control Benefits

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change in control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit in order to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe an executive severance agreement is necessary to remain competitive in the market for skilled and experienced executive talent. See “Potential Payments Upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable upon a change in control are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Meridian.

All executive severance agreements entered into with our executive officers contain what is commonly referred to as “double triggers.” Under these agreements, the severance benefits are only payable if, in addition to the qualifying change in control, the executive officer’s position is terminated, his or her responsibilities are materially changed, his or her salary and/or benefits are materially reduced and/or his or her location is significantly changed. In such circumstances, executive officers are entitled to receive one to three times their annual base pay and one to three times the executive’s annual target non-equity incentive bonus; a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated; accrued but unpaid base pay and unused paid time off pay; elimination of ownership and retention guidelines; three years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans or the Norwegian Pension Program; health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months at employee premium rates; and outplacement services.

Effective March 2011, these agreements were revised to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of FMC Technologies’ executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors:

Thomas M. Hamilton, Chairman

Mike R. Bowlin

Claire S. Farley

Peter Mellbye

Richard A. Pattarozzi

James M. Ringler

Summary Compensation Table for the Year Ended December 31, 2013

The following table summarizes the compensation earned by each of our named executive officers from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2013. Mr. Gremp was Chairman and CEO until November 30, 2013 and continued as Chairman, President and CEO beginning on December 1, 2013. Mr. Potter was President until November 30, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)(1)(2)
John T. Gremp	2013	$937,500	—		$6,515,359		$684,609	$327,511	$135,123	$8,600,102
Chairman, President	2012	887,500	—		4,416,639		756,594	2,347,748	157,306	8,565,787
and Chief Executive Officer	2011	783,333	—		3,644,019		752,773	2,434,491	165,176	7,779,792
Maryann T. Seaman	2013	$525,944	—		$2,171,800		$273,491	$0	$66,731	$3,037,966
Senior Vice President and	2012	507,500	—		1,413,276		275,319	774,475	69,610	3,040,180
Chief Financial Officer	2011	378,267	—		780,842		205,452	532,259	57,291	1,954,111
Robert L. Potter	2013	$651,875	—		$2,416,063		$384,606	$531,911	$96,145	$4,080,600
Former President	2012	596,733	—		1,413,276		407,147	1,618,679	106,882	4,142,717
	2011	510,000	—		1,353,424		343,103	1,528,820	90,074	3,825,421
Douglas J. Pferdehirt	2013	$712,250	—		$2,416,063		$441,595	$0	$57,967	$3,627,875
Executive Vice President and	2012	291,667	1,625,000	(4)	5,706,742	(4)	217,292	—	30,061	7,870,762
Chief Operating Officer
Tore Halvorsen(5)	2013	$544,111	—		$1,628,815		$241,177	$194,938	$45,032	$2,654,073
Senior Vice President	2012	535,843	—		1,192,483		305,430	107,055	45,389	2,186,200
	2011	534,456	—		1,197,273		335,585	118,764	29,521	2,215,599
Johan Pfeiffer	2013	$446,505	—		$1,140,166		$198,471	$0	$32,475	$1,817,617
Vice President

(1)	Amounts disclosed in the “Stock Awards” column represent the sum of the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units subject to performance conditions and subject to market conditions. Determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. With respect to time-based restricted stock units and performance-based restricted stock units subject to performance conditions, the grant date fair value of such awards was based on our share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock units subject to market conditions, the aggregate grant date fair value was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 21, 2014.

The maximum award value of performance-based restricted stock units subject to both performance conditions and market-based conditions is shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the performance-based restricted stock units. The performance-based restricted stock units achieved an award value of 167% in 2011 and 2013, 100% in 2012 based upon our stated performance measures.

Name	Year	Maximum Award Value
John T. Gremp	2013	$9,030,766
	2012	5,500,024
	2011	4,954,772
Maryann T. Seaman	2013	$3,010,282
	2012	1,759,960
	2011	1,061,736
Robert L. Potter	2013	$3,348,884
	2012	1,759,960
	2011	1,840,308
Douglas J. Pferdehirt	2013	$3,348,884
	2012	1,045,470
Tore Halvorsen	2013	$2,257,692
	2012	1,484,990
	2011	1,627,888
Johan Pfeiffer	2013	$1,580,346

(2)	The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column reflect the actuarial increase in the present value of the named executive officer’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. Pension programs and age 67 for the Norwegian pension programs) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 21, 2014. All non-qualified deferred compensation earnings are market-based investments, and therefore, are not included in this column.

In 2013, the discount rate used to value the actuarial liability increased 120 basis points from 3.9% to 5.1%, resulting in a decrease in the pension values of Ms. Seaman and Mr. Pfeiffer by $61,079 and $133,550, respectively, and therefore, no increase is shown for these officers.
(3)	The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Mr. Gremp include a Company-paid life insurance premium of $2,154, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $82,266, payments for personal use of club membership, financial planning and personal tax assistance, an executive physical, personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Ms. Seaman include a Company-paid life insurance premium of $997, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $35,907 and payments for personal use of club membership and financial planning and personal tax assistance.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Mr. Potter include a Company-paid life insurance premium of $1,284, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $47,272, payments for personal use of club membership, financial planning and personal tax assistance, an executive physical, personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Mr. Pferdehirt include a Company-paid life insurance premium of $1,113, contributions to the U.S. Qualified Savings Plan of $29,360 and payments for personal use of club membership, financial planning and personal tax assistance, personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Mr. Halvorsen include a Company-paid life insurance premium of $645, contributions to the International Savings Plan of $27,419, payments for personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2013 for Mr. Pfeiffer include a Company-paid life insurance premium of $840, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $30,268 and payments for an executive physical.
(4)

In order to attract Mr. Pferdehirt to join our Company in 2012 and to make him whole for forfeited compensation at his prior company, he received the following one-time payments: (i) a cash bonus of $1,625,000 and (ii) an additional equity grant in the form of time-based restricted stock units valued at $4,875,000 that will vest proportionately over three years from his start date, August 1, 2012. The first third of the restricted stock units vested on August 1, 2013.
(5)	The amounts reported as salary, non-equity incentive compensation and all other compensation for Mr. Halvorsen were paid in Norwegian Kroner. These amounts were converted to U.S. dollars in the Summary Compensation Table. The conversion rate was derived from an average of the Norwegian Kroner to U.S. dollar exchange rates on the last day of each month during 2013. The monthly salary amount paid to Mr. Halvorsen for each month in 2013 was equal for each such month.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2013 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John T. Gremp	2013	$0	$1,078,125	$2,156,250					0	$0
	2/21/2013 TB							39,246			$1,999,976
	2/21/2013 PB				0	52,328	104,656				2,666,635
	2/21/2013 PB-m				0	26,164	52,328				1,848,748
Maryann T. Seaman	2013	$0	$420,755	$841,510					0	$0
	2/21/2013 TB							13,082			$666,659
	2/21/2013 PB				0	17,442	34,884				888,844
	2/21/2013 PB-m				0	8,722	17,444				616,297
Robert L. Potter	2013	$0	$651,875	$1,303,750					0	$0
	2/21/2013 TB							14,553			$741,621
	2/21/2013 PB				0	19,404	38,808				988,828
	2/21/2013 PB-m				0	9,703	19,406				685,614
Douglas J. Pferdehirt	2013	$0	$712,250	$1,424,500					0	$0
	2/21/2013 TB							14,533			$741,621
	2/21/2013 PB				0	19,404	38,808				988,828
	2/21/2013 PB-m				0	9,703	19,406				685,614
Tore Halvorsen	2013	$0	$408,083	$816,166					0	$0
	2/21/2013 TB							9,811			$499,969
	2/21/2013 PB				0	13,082	26,164				666,659
	2/21/2013 PB-m				0	6,541	13,082				462,187
Johan Pfeiffer	2013	$0	$312,554	$625,108					0	$0
	2/21/2013 TB							6,868			$349,993
	2/21/2013 PB				0	9,158	18,316				466,692
	2/21/2013 PB-m				0	4,578	9,156				323,481

(1)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of time-based restricted stock units, performance-based restricted stock units subject to performance conditions and performance-based restricted stock units subject to market conditions. The determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. Each named executive officer’s time-based awards are represented in the first amount in the “Grant Date Fair Value of Stock and Option Awards” column, performance-based awards subject to performance conditions are reflected in the second amount of such column (PB) and performance-based awards subject to market conditions are shown in the third amount of such column (PB-m). With respect to time-based restricted stock units and performance-based stock units subject to performance conditions, the grant date fair value of such awards was based on our share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock units subject to market conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 21, 2014.

We did not make any grants of stock options or stock appreciation rights in 2013 under the Incentive Plan for services rendered during 2013 to any of the named executive officers. For a description of the material terms of the restricted stock unit awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in “Compensation Discussion and Analysis.” Dividends would be payable on restricted stock unit awards that we issued only if and when dividends are declared and paid on our Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
John T. Gremp	—	—	—	—	—	384,549	$20,077,303	—	—
Maryann T. Seaman	—	—	—	—	—	112,792	5,888,870	—	—
Robert L. Potter	—	—	—	—	—	137,790	7,194,015	—	—
Douglas J. Pferdehirt	—	—	—	—	—	153,752	8,027,391	—	—
Tore Halvorsen	—	—	—	—	—	127,367	6,649,831	—	—
Johan Pfeiffer	—	—	—	—	—	85,658	4,472,204	—	—

(1)	The market value of shares that have not vested is calculated using the closing price of $52.21 of our Common Stock on December 31, 2013.
(2)	The outstanding restricted stock unit awards presented above include awards in the amounts and with the vesting dates in the table below. Note that the individual grant awards have been rounded to the nearest full share and do not reflect any partial shares. (TB–time based; PB–performance based; PB-m–performance, market based).

Executive Officer	Restricted Stock Unit Grant Date	Restricted Stock Unit Grant Amount	Restricted Stock Unit Vesting Date
John T. Gremp	2/24/2011 TB	26,070	1/2/2014
	2/24/2011 PB	55,470	1/2/2014
	2/24/2011 PB-m	36,976	1/2/2014
	2/23/2012 TB	31,989	1/2/2015
	2/23/2012 PB	63,978	1/2/2015
	2/23/2012 PB-m	—	1/2/2015
	2/21/2013 TB	39,246	1/2/2016
	2/21/2013 PB	104,656	1/2/2016
	2/21/2013 PB-m	26,164	1/2/2016
Maryann T. Seaman	2/24/2011 TB	5,586	1/2/2014
	2/24/2011 PB	11,886	1/2/2014
	2/24/2011 PB-m	7,924	1/2/2014
	2/23/2012 TB	10,236	1/2/2015
	2/23/2012 PB	20,472	1/2/2015
	2/23/2012 PB-m	—	1/2/2015
	2/21/2013 TB	13,082	1/2/2016
	2/21/2013 PB	34,884	1/2/2016
	2/21/2013 PB-m	8,722	1/2/2016
Robert L. Potter	2/24/2011 TB	9,682	1/2/2014
	2/24/2011 PB	20,604	1/2/2014
	2/24/2011 PB-m	13,732	1/2/2014
	2/23/2012 TB	10,236	1/2/2015
	2/23/2012 PB	20,472	1/2/2015
	2/23/2012 PB-m	—	1/2/2015
	2/21/2013 TB	14,553	1/2/2016
	2/21/2013 PB	38,808	1/2/2016
	2/21/2013 PB-m	9,703	1/2/2016
Douglas J. Pferdehirt	8/1/2012 TB	35,280	8/1/2014
	8/1/2012 TB	35,280	8/1/2015
	8/1/2012 TB	6,709	1/2/2015
	8/1/2012 PB	13,419	1/2/2015
	8/1/2012 PB-m	—	1/2/2015
	2/21/2013 TB	14,553	1/2/2016
	2/21/2013 PB	38,808	1/2/2016
	2/21/2013 PB-m	9,703	1/2/2016

Executive Officer	Restricted Stock Unit Grant Date	Restricted Stock Unit Grant Amount	Restricted Stock Unit Vesting Date
Tore Halvorsen	01/01/2010 TB	20,000	1/1/2014
	2/24/2011 TB	8,566	1/2/2014
	2/24/2011 PB	18,222	1/2/2014
	2/24/2011 PB-m	12,152	1/2/2014
	2/23/2012 TB	8,637	1/2/2015
	2/23/2012 PB	17,274	1/2/2015
	2/23/2012 PB-m	—	1/2/2015
	2/21/2013 TB	9,811	1/2/2016
	2/21/2013 PB	26,164	1/2/2016
	2/21/2013 PB-m	6,541	1/2/2016
Johan Pfeiffer	2/24/2011 TB	4,096	1/2/2014
	2/24/2011 PB	8,718	1/2/2014
	2/24/2011 PB-m	5,808	1/2/2014
	2/23/2012 TB	5,118	1/2/2015
	2/23/2012 PB	10,236	1/2/2015
	2/23/2012 PB-m	—	1/2/2015
	08/2/2012 TB	21,920	8/2/2016
	2/21/2013 TB	6,868	1/2/2016
	2/21/2013 PB	18,316	1/2/2016
	2/21/2013 PB-m	4,578	1/2/2016

Option Exercises and Stock Vested Table

Shown below is information for each of the named executive officers with respect to options to purchase Common Stock exercised in 2013 and restricted stock unit awards vested in 2013.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Gremp	—	—	66,824	$2,906,844
Maryann T. Seaman	—	—	32,074	1,395,219
Robert L. Potter	—	—	50,786	2,209,191
Douglas J. Pferdehirt	—	—	35,280	1,937,578
Tore Halvorsen	32,084	$1,478,594	49,448	2,150,998
Johan Pfeiffer	—	—	26,728	1,162,668

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our former parent company. The U.S. Pension Plan and the Norwegian Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2013 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years of Credited Service as of 12/31/2013	Present Value of Accumulated Benefit as of 12/31/2013(2)	Payments During Last Fiscal Year
John T. Gremp	U.S. Pension Plan	38.4	$1,640,419	0
	U.S. Non-Qualified Pension Plan		9,914,119	0
Maryann T. Seaman	U.S. Pension Plan	27.7	703,711	0
	U.S. Non-Qualified Pension Plan		1,568,713	0
Robert L. Potter	U.S. Pension Plan	40.5	1,671,194	0
	U.S. Non-Qualified Pension Plan		7,603,280	0
Douglas J. Pferdehirt(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan		N/A	N/A
Tore Halvorsen	Norwegian Pension Program	33.2	446,565	0
	Norwegian Supplementary Program		481,706	0
Johan Pfeiffer	U.S. Pension Plan	20.3	432,411	0
	U.S. Non-Qualified Pension Plan		820,190	0

(1)	Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, since Mr. Pferdehirt was hired after January 1, 2010, he does not participate in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan.
(2)	Assumptions in Pension Benefits Table:

Present value of accumulated benefit as of December 31, 2013 reflects (for all but Messrs. Potter, Pferdehirt and Halvorsen):

•	Present value of U.S. Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2013 FASB ASC Topic 715 disclosure assumptions (5.1%, RP2000CH projected to 2021) and reflecting discounting of present value back to December 31, 2013 using FASB ASC Topic 715 interest only (5.1%);

•	Present value of U.S. Non-Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2013 FASB ASC Topic 715 assumptions (3.7%, 417(e) 2014 for lump sums and 5.1% for five-year certain annuity) and reflecting discounting of present value back to December 31, 2013 using FASB ASC Topic 715 interest only (5.1%); and

•	Unreduced benefits are first available at age 62 (or current age, if later) under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.

Present value of accumulated benefit as of December 31, 2013 reflects (for Mr. Potter):

•	Present value of qualified plan benefit calculated as the amount that commenced on December 1, 2013 using December 31, 2013 ASC 715 disclosure (5.1%, RP2000CH projected to 2018); and

•	Present value of the U.S. Non-Qualified Pension Plan benefit equal to the lump sum distribution to be paid to Mr. Potter on June 1, 2014.

Present value of benefits as of December 31, 2013 reflects (for Mr. Halvorsen):

•	Present value of Norwegian Pension Program and Norwegian Supplementary Program benefits accrued through December 31, 2013;

•	Present value of benefits calculated as amount payable at first unreduced age using December 31, 2013 FASB ASC Topic 715 disclosure assumptions (4.0% discount rate, K2013FT mortality, 0.10% pension increase rate); and

•	Unreduced benefits are first available at age 67 under the Norwegian Pension Program and the Norwegian Supplementary Program.

U.S. Pension Plan

Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

(i)	1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

(ii)	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the named executive officers (excluding Mr. Pferdehirt and Mr. Halvorsen) include the base pay and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as restricted stock unit and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included. The IRS limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the IRC. Since all of the named executive officers’ eligible earnings exceed that limit, the eligible earnings for each of the named executive officers (except Mr. Pferdehirt and Mr. Halvorsen) under the U.S. Pension Plan is the same amount, which was $255,000 for 2013.

The Pension Plan limits annual pension benefits to IRS requirements for tax-qualified retirement plans. This amount was $205,000 in 2013.

Early Retirement

The U.S. Pension Plan’s “early retirement” eligibility is on or after the participant’s 55th birthday with ten years of service. All of the named executive officers in the U.S. Pension Plan who are age 55 or older are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by  1⁄3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1⁄2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75% and 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity, 11.4% from the normal retirement benefit for the 75% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

We have also established a U.S. Non-Qualified Pension Plan that provides employees with a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the IRS maximum annual pension benefit limit, (2) earnings that exceed the IRS limitations on earnings eligible for the tax-qualified U.S. Pension Plan and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for October of the year prior to termination and 6%. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the IRC will be paid no sooner than six months after separation from service. All of the named executive officers are key employees. However, neither Mr. Halvorsen nor Mr. Pferdehirt participates in the U.S. Non-Qualified Pension Plan.

Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65% of final salary based on 30 years of service. For service less than 30 years, the pension payment is reduced proportionately. This pension payment is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is NOK85,245 ($14,464), effective May 1, 2013 through the end of 2013. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. Normal retirement age for Norwegian employees is age 67. Pension payments are payable at normal retirement, disability or pre-retirement death in the form of an individual life annuity. The Norwegian Pension Program was frozen to new participants and those employees who were under age 52 as of January 1, 2013.

Norwegian Supplementary Program

In addition, our pension plan in Norway, effective January 1, 2007, provides benefits above the salary limit. This supplemental plan provides a pension payment of 49% of final salary in excess of 12 times the Base Amount based on 30 years of service. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately. Normal retirement age for Norwegian employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our U.S. Non-Qualified Savings Plan, certain of our employees, including our named executive officers (Mr. Halvorsen), may defer up to 90% of base pay and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the U.S. Qualified Savings Plan. Mr. Pferdehirt became eligible to participate in the U.S. Non-Qualified Savings Plan beginning January 1, 2013. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 75% of base pay and annual non-equity incentive compensation. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his or her contributions to the plan. In addition, the named executive officers who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
John T. Gremp	$7,566	$69,516	$176,620	$0	$1,300,745
Maryann T. Seaman	5,259	23,157	74,955	0	460,159
Robert L. Potter	7,277	34,522	197,407	0	1,446,566
Douglas J. Pferdehirt	71,225	6,410	6,600	0	84,235
Tore Halvorsen	27,419	27,419	237,787	0	1,421,101
Johan Pfeiffer(5)	44,651	17,518	273,931	0	1,242,478

(1)	All of the executive officers’ contributions reported in the “Executive Contributions in Last Fiscal Year” column are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table.
(2)	All of the contributions made by us for the executive officers reported in the “Registrant Contributions in Last Fiscal Year” column are included in “All Other Compensation” for the executive officers in the Summary Compensation Table.
(3)	The total amount includes a contribution made on March 15, 2013 attributable to the 2012 plan year and excludes a contribution made on March 14, 2014 attributable to the 2013 plan year.
(4)	The portion of the “Aggregate Balance at Last Fiscal Year End” reported in the Summary Compensation Table appearing in our Proxy Statements for fiscal years prior to the year ended December 31, 2013 for the following named executive officers were: Mr. Gremp, $392,640; Ms. Seaman, $48,586; Mr. Potter, $193,820; Mr. Pferdehirt, $0 and Mr. Halvorsen, $240,618.
(5)	Mr. Pfeiffer is currently participating in the U.S. Non-Qualified Savings Plan, although he retains a balance in the international Savings Plan. His amounts in the “Aggregate Earnings in Last Fiscal Year” and “Aggregate Balance at Last Fiscal Year End” columns reflect the sum of both of his savings accounts.

Potential Payments upon Termination

The compensation benefits payable to each of the named executive officers in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our named executive officers receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the section “Potential Payments Upon Change in Control.” Termination payments and change in control payments are mutually exclusive and our named executive officers are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of a named executive officer’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement prior to reaching the age of 62. As of December 31, 2013, Mr. Gremp and Mr. Potter had reached age 62. Accordingly, upon Mr. Potter’s retirement, effective December 1, 2013, all of Mr. Potter’s outstanding equity awards were retained and will vest in accordance with their pre-retirement normal vesting schedule. None of the other named executive officers was age 62 as of December 31, 2013, so such officers’ equity awards would be forfeited in the event of retirement.

The following table shows the value to each of the named executive officers if death or disability had occurred on December 31, 2013.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2013

LONG-TERM INCENTIVE COMPENSATION ($)
Name	Performance- Based Restricted Stock(1)(2)	Stock Options/ SARs	Restricted Stock Units Unvested and Accelerated(1)	Total
John T. Gremp	$12,264,964	—	$5,080,294	$17,345,258
Maryann T. Seaman	3,469,146	—	1,509,078	4,978,224
Robert L. Potter	4,381,202	—	1,799,731	6,180,933
Douglas J. Pferdehirt	2,220,282	—	4,794,027	7,014,309
Tore Halvorsen	3,512,219	—	2,454,601	5,966,820
Johan Pfeiffer	2,009,981	—	1,984,084	3,994,065

(1)	A portion of the total value of the restricted stock units shown above, resulting from accelerated vesting upon death or disability on December 31, 2013, would have vested without accelerating on January 2, 2014, which is the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 24, 2011. The portion of the value is:

John T. Gremp	$6,187,720
Maryann T. Seaman	1,325,925
Robert L. Potter	2,298,180
Douglas J. Pferdehirt	—
Tore Halvorsen	3,077,257
Johan Pfeiffer	972,255

(2)	Assumes performance units granted in 2013 are paid at target (1.0).

Payments Made in an Involuntary Termination

Named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•	pro-rated payment of target annual non-equity incentive plan compensation, subject to the actual attainment of performance goals, as approved, by the Compensation Committee;

•	continuing medical and dental benefits for the executive, his or her spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for the last calendar year of employment; and

•	in the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee, is subject to the attainment of performance goals, if any, approved by the Compensation Committee for the executive’s compensation and is subject to Section 162(m) of the IRC.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2013, and as a result are based on amounts earned through such time and are only estimates of amounts that would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2013

	COMPENSATION			BENEFITS AND PERQUISITES
Name	Severance Payment	Pro-Rated Target Annual Non- Equity Incentive Compensation(1)	Restricted Stock (Accelerated)	Medical and Dental Benefit(2)	Financial Planning and Tax Preparation Assistance	Outplacement Services	TOTAL
John T. Gremp	$2,539,688	$587,578	—	$17,832	$21,312	$50,000	$3,216,410
Maryann T. Seaman	1,207,998	229,312	—	12,884	20,818	50,000	1,521,012
Robert L. Potter(3)	—	—	—	—	—	—	—
Douglas J. Pferdehirt	1,811,250	388,176	—	18,144	20,789	50,000	2,288,359
Tore Halvorsen	1,210,714	222,405	—	255	20,800	50,000	1,504,174
Johan Pfeiffer	967,428	170,342	—	17,844	20,800	50,000	1,226,414

(1)	Assumes a BPI rating of 0.35, as determined by the Board of Directors at its February 2014 meeting and an API rating of 1.0.
(2)	Assumes no change in the coverage by such named executive officer for medical and dental benefits.
(3)	Mr. Potter retired from the Company on November 30, 2013.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2013, see the Outstanding Equity Awards at Fiscal Year-End Table.

Potential Payments upon Change in Control

We have entered into executive severance agreements with each of our named executive officers. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our named executive officers will be entitled to the following benefits:

•	three times their annual base pay and three times the executive’s annual target non-equity incentive bonus, except that Mr. Pfeiffer would receive two times his annual base pay and two times his annual target non-equity incentive bonus;

•	a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base pay and unused paid time off (“PTO”) pay;

•	elimination of ownership and retention guidelines;

•	awards granted under our Incentive Plan and other incentive arrangements adopted by us will be treated pursuant to the terms of the applicable plan;

•	three years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans or the Norwegian Pension Program, except that Mr. Pfeiffer would receive two years of additional age and service credit;

•	health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect, and we will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

•	reimbursement for the costs of all outplacement services obtained by the executive within 18 months of the termination date (limited to the lesser of 15% of the executive’s base pay on termination and $50,000); and

•	reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the executive severance agreement, contesting the validity, enforceability or interpretation of the agreement or as a result of any conflict between the parties pertaining to the agreement.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change in control, the executive will receive base pay through the effective date of termination and any disability benefits payable to the executive under our short-term and long-term disability programs, but will not be entitled to the severance benefits under the executive severance agreement. The named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the executive severance agreement.

Executive officers are not obligated to seek other employment to mitigate the amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements.

Executive officers receiving severance benefits under the executive severance agreements are not entitled to receive additional severance benefits under our general executive severance plan described under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefit.”

Under our executive severance agreements, our named executive officers would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•	A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of our stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which we acquire our stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of our stock (or issuance of our stock) and our stock remains outstanding after the transaction.

•	Persons are not considered to be “persons acting as a group” solely because they either (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons are considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

•	A “change in effective control” of the Company occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of our stock possessing 30% or more of the total voting power of our stock; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control will have occurred only if the named executive officer is employed by us upon the date of the change in effective control or we are liable for the payment of the benefits hereunder and no other corporation is a majority stockholder of the Company. Further, in the absence of an event described in (i) or (ii) of the preceding paragraph, a change in effective control of the Company will not have occurred.

If any one person, or more than one person acting as a group, is considered to effectively control us, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in effective control of the Company (or to cause a change in ownership of the Company).

•	A “change in ownership of a substantial portion of the assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A “qualifying termination” includes (a) an involuntary termination of the named executive officer’s employment by us for reasons other than “cause,” disability or death within 24 months of the change in control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change in control or (c) a breach by us or any successor of any provision in the executive severance agreement.

Under the executive severance agreements, a named executive officer will be considered terminated for “cause” for:

•	willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written demand has been provided to the executive officer and the executive officer fails to resume substantial performance of the executive officer’s duties on a continuous basis within 30 days of receipt of such demand;

•	willfully engaging in conduct which is demonstrably and materially injurious to us or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the executive severance agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•	assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities and status (including, without limitation, offices, titles and reporting requirements) as our employee (including, without limitation, any material adverse change in duties or status as a result of our stock ceasing to be publicly traded or of us becoming a subsidiary of another entity, or any material adverse change in the executive’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the executive’s authorities, duties or responsibilities from the greatest of those in effect: (i) on the effective date of the executive severance agreement; (ii) during the fiscal year immediately preceding the year of the change in control; and (iii) on the date immediately preceding the change in control;

•	requiring the executive officer to be based at a location which is at least 100 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s executive severance agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base pay as in effect on the effective date of the executive severance agreement or as the same may have been subsequently increased;

•	a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the executive severance agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the executive severance agreement; or

•	any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the executive severance agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the executive severance agreements as of December 31, 2012, and as a result are based on amounts earned through such time and are only estimates of the amounts that would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if a named executive officer is terminated either: (a) by us for “cause,” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”), the benefit under the executive’s executive severance agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base pay, unused PTO and any other amounts the executive is entitled to receive under pension and other benefit plans.

Effective March 2011, these agreements have been changed to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2013

	John T. Gremp	Maryann T. Seaman	Robert L. Potter	Douglas J. Pferdehirt	Tore Halvorsen	Johan Pfeiffer(1)
Compensation
Base Pay Multiple	$2,835,000	$1,610,664	$0	$2,173,500	$1,660,408	$910,520
Annual Non-Equity Incentive Compensation	3,260,250	1,288,531	0	2,173,500	1,245,306	637,364
Pro-Rated Annual Target Non-Equity Incentive Compensation	1,078,125	420,755	0	712,250	408,083	312,554
Long-Term Incentive Compensation Performance-Based Restricted Stock Units	12,264,964	3,469,146	4,381,202	2,220,282	3,512,219	2,009,981
Stock Options / SARs Unvested and Accelerated	—	—	—	—	—	—
Restricted Stock Units Unvested and Accelerated(2)	5,080,294	1,509,078	1,799,731	4,794,027	2,454,601	1,984,084
Benefits and Perquisites
Service Credit for the U.S. Non-Qualified Pension Plan(3)	774,204	150,694	0	26,691	368,699	73,368
Medical, Dental, Life Insurance and Disability Benefits(4)	24,629	16,955	0	23,443	1,274	22,673
Outplacement Services	50,000	50,000	0	50,000	50,000	50,000
IRC 280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A

Total	$25,367,466	$8,515,823	$6,180,933	$12,173,693	$9,700,590	$6,000,544

(1)	For 2013, upon a qualifying change in control and a qualifying adverse change in employment circumstances, Mr. Pfeiffer would have received all of the benefits mentioned above except that he would have only received two times his annual base pay, two times his annual target non-equity incentive bonus and two years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified Pension Plan.
(2)	A portion of the total value of the restricted stock units shown above, resulting from accelerated vesting upon a change in control taking place on December 31, 2013 would have vested without accelerating on January 2, 2014, the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 24, 2011. The portion of the value is:

John T. Gremp	$6,187,720
Maryann T. Seaman	1,325,925
Robert L. Potter	2,298,180
Douglas J. Pferdehirt	—
Tore Halvorsen	3,077,257
Johan Pfeiffer	972,255

(3)	The amount representing the value of additional years of age and service credit for the U.S. Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2013, reduced by the U.S. Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2013, plus the three years of additional credited service granted under the change in control agreement (two years for Mr. Pfeiffer). For Mr. Pferdehirt, the amount represents an additional three years of vesting service credit for the U.S. Non-Qualified Savings Plan. For Mr. Halvorsen, the amount represents an additional three years of service in the Norwegian Pension Program and the Norwegian Supplementary Program.
(4)	Assumes no change in the current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of our financial statements and our financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management and KPMG, FMC Technologies’ independent registered public accounting firm, the audited financial statements for the year ended December 31, 2013, and KPMG’s evaluation of our internal control over financial reporting;

•	Discussed with KPMG the matters that are required to be discussed by Auditing Standard No. 16; and

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the Audit Committee of the Board of Directors:

Edward J. Mooney, Chairman

Clarence P. Cazalot, Jr.

Eleazar de Carvalho Filho

C. Maury Devine

Claire S. Farley

Thomas M. Hamilton

James M. Ringler

PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2014 (ITEM 2 ON THE PROXY CARD)

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What services does the independent registered public accounting firm provide?

Audit services of KPMG for fiscal year 2013 included an audit of our consolidated financial statements, an audit of the effectiveness of our internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG provided certain other services as described in the response to the next question. In connection with the audit of the 2013 financial statements, we entered into an engagement agreement with KPMG that sets forth the terms by which KPMG performs audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2013 and 2012?

Set forth below is summary information with respect to KPMG’s fees for services provided in 2013 and 2012.

Type of Fees	2013	2012
	(in millions)
Audit Fees	$6.15	$5.84
Audit-Related Fees	0.16	0.04
Tax Fees	0.61	0.09
Other Fees	0.06	—

Total	$6.98	$5.97

“Audit Fees” includes fees for audit services, which relate to the annual integrated audit of our consolidated financial statements, foreign statutory audits, reviews of interim financial statements in our Quarterly Reports on Form 10-Q and review of our financial statements related to our senior notes offering. “Audit-Related Fees” includes fees for audit-related services, which primarily consisted of consultation on financial reporting standards. “Tax Fees” includes fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters. “Other Fees” includes fees for other services, including fees for services of expatriates and miscellaneous services.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between our independent registered public accounting firm and us that may relate to the independent registered public accounting firm’s independence.

The Audit Committee considered the effect of KPMG’s non-audit services in assessing KPMG’s independence and concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The fees for all of the services summarized above not constituting Audit Fees were pre-approved by the Audit Committee in 2013 and 2012.

Will a representative of KPMG LLP be present at the meeting?

Yes, we have been advised that one or more representatives of KPMG will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee will reconsider whether it is appropriate to select another independent registered public accounting firm.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Advisory Vote to Approve Our 2013 Executive Compensation

(Item 3 on the Proxy Card)

What am I voting on?

Pursuant to Section 14A of the Exchange Act, we are asking you to cast a non-binding, advisory vote to approve our executive compensation as described below. Although the Dodd-Frank Act and related SEC regulations require that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers during 2013, we also believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder advisory vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at our 2015 Annual Meeting of Stockholders.

Our goal for executive compensation is to attract, motivate and retain a talented and creative team of executives who will provide leadership for our success in competitive markets. We seek to accomplish this goal in a way that both rewards performance and at the same time is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders. Due to the 97.2% vote in favor of our executive compensation program at our 2013 Annual Meeting of Stockholders, we believe that our stockholders view our executive compensation program as robust and effective in achieving our objectives. Thus, after considering the outcome of the votes, we decided to continue our current compensation philosophy and programs, while continuously monitoring developments in executive compensation, especially among our peer companies. We have not made any specific changes to our executive compensation program as a result of our stockholder advisory vote last year.

The Board strongly endorses our executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the 2013 compensation of our named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

What are some of Our Executive Compensation Program Highlights?

The Compensation Discussion and Analysis of this Proxy Statement describes in detail our executive compensation program and decisions made by our Compensation Committee in 2013. Highlights of the program include the following:

•	Total compensation (base pay, non-equity incentive and long-term incentive in the form of equity) is annually compared to pay practices at the Industry Peer Group companies. The results of the annual survey are reviewed by the Compensation Committee. For 2013, total compensation for our named executive officers was generally at or below median levels identified in the survey.

•	The named executives receive regular long-term equity awards in the form of restricted stock units approximately every year and no shares vest prior to the end of a three-year vesting period. The restricted stock units constitute a significant portion of each named executive’s total compensation opportunity. We believe these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock value.

•	We review perquisite policies on an annual basis against the Industry Peer Group, and we believe that our perquisites are reasonable relative to the Industry Peer Group.

•	None of the named executive officers has an individual employment agreement and all are expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•	As of February 28, 2014, the named executive officers, as a group, held shares of restricted and unrestricted company stock valued in excess of $85 million, which significantly aligns their interest with our stockholders’ interests.

We believe our executive compensation program serves us and our stockholders well and is instrumental in helping us achieve our strong financial performance. In 2013, our revenue was $7.1 billion. Net income grew to $501.4 million in 2013, an increase of 16.6% over the prior year. Our full year diluted earnings per share of $2.10 resulted in the twelfth consecutive year of earnings growth. Our total stockholder return over the prior 1-year, 3-year and 5-year periods were 21.9%, 17.4% and 338.0%, respectively.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

While this vote is required by law, it will neither be binding on us or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

TRANSACTIONS WITH RELATED PERSONS

We have, and strictly follow, formalized policies and procedures for identifying potential related person transactions and ensuring those policies are reviewed by the Board of Directors and the Audit Committee. Related person transactions must be reviewed and approved by the Board, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Board will consider all relevant factors, including, as applicable, (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties. If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Board will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

During 2013, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. We subject the following “related persons” to our procedures:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	any beneficial owner (other than a financial or investment institution) of more than 5% of our Common Stock; or

(e)	any immediate family member of such a security holder.

Our Code of Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship. For purposes of our Code of Ethics, an immediate family member includes an employee’s or director’s spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares an FMC Technologies employee’s or director’s home.

Our Code of Ethics requires disclosure of personal activities or interests of any one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship, that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or actions of such employee or director. Such activities must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for his or her business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports regarding a “related person” made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential “related person” conflict of interest may be permitted if the Board of Directors or a committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were reviewed and approved by the Board of Directors or a committee of the Board during 2013.

Our Code of Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly.

Our Code of Ethics may be reviewed on our website at www.fmctechnologies.com under the heading “About Us > Corporate Governance.” A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the SEC and the NYSE.

In addition to our Code of Ethics, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the NYSE.

SECURITY OWNERSHIP OF OUR MANAGEMENT AND

HOLDERS OF MORE THAN 5% OF

OUTSTANDING SHARES OF COMMON STOCK

The following table shows, as of February 28, 2014, the number of shares of our Common Stock beneficially owned by each of our directors, director nominees, named executive officers whose compensation is reported in the Summary Compensation Table and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than 1% of our Common Stock, as designated in the “Percent of Class” column, in the table below.

	Beneficial Ownership on February 28, 2014
Name	Common Stock of FMC Technologies	Percent of Class(1)
Mike R. Bowlin(2)	142,707	*
Clarence P. Cazalot, Jr.(2)	0	*
Eleazar de Carvalho Filho(2)	14,235	*
C. Maury Devine(2)	62,145	*
Claire S. Farley(2)	31,320	*
John T. Gremp(3)	133,274	*
Tore Halvorsen(3)	100,950	*
Thomas M. Hamilton(2)	158,385	*
Peter Mellbye(2)	0	*
Edward J. Mooney(2)	125,164	*
Joseph H. Netherland(2)	131,641	*
Richard A. Pattarozzi(2)	105,199	*
Johan Pfeiffer(3)	69,690	*
Douglas J. Pferdehirt(3)	41,328	*
Robert L. Potter(3)	171,674	*
James M. Ringler(2)	142,707	*
Maryann T. Seaman(3)	156,545	*
All directors and executive officers as a group (22 persons)(2)(3)	302,047	*

*	Less than 1%
(1)	Percentages are calculated on 235,975,249 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 28, 2014.
(2)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-employee directors under the Incentive Plan (see “Director Compensation”). As of February 28, 2014, the number of restricted stock units credited to non-employee directors under the Incentive Plan were as follows: Mr. Bowlin 137,424; Mr. Cazalot 0; Mr. de Carvalho Filho 10,537; Ms. Devine 56,862; Ms. Farley 31,320; Mr. Hamilton 146,385; Mr. Mellbye 0; Mr. Mooney 125,164; Mr. Netherland 27,375; Mr. Pattarozzi 105,199; and Mr. Ringler 136,157. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.
(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 28, 2014 and restricted stock units that will vest within 60 days of February 28, 2014. The shares included in item (iii) amount to 0 shares for each of Mr. Gremp, Ms. Seaman, Mr. Potter, Mr. Pferdehirt, Mr. Halvorsen and Mr. Pfeiffer and 0 shares for all directors and executive officers as a group.

The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our Common Stock, based on information contained in Schedules 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital World Investors 333 South Hope Street Los Angeles, California 90071	26,594,000 shares	(2)(3)	11.27%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	16,334,055 shares	(4)	6.92%
Sands Capital Management, LLC 1101 Wilson Blvd., Suite 2300 Arlington, Virginia 22209	16,228,740 shares	(5)	6.88%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	15,413,800 shares	(3)(6)	6.53%
Brown Advisory Incorporated 901 South Bond Street, Suite 400 Baltimore, Maryland 21231	11,952,129 shares	(7)	5.06%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	11,847,600 shares	(8)	5.02%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 235,975,249 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 28, 2014.
(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014. The Schedule 13G/A reports that Capital World Investors has sole voting power over 26,594,000 shares and sole dispositive power over 26,594,000 shares. Capital World Investors is deemed to be the beneficial owner of 26,594,000 shares as a result of Capital Research and Management Company “(CRMC”) acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014, The Growth Fund of America, an investment company registered under the Investment Company Act of 1940, which is advised by CRMC, is the beneficial owner of 16,479,100 shares. The Schedule 13G/A reports that The Growth Fund of America has sole voting power over 16,479,100. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. A portion of the 16,479,100 shares beneficially owned by The Growth Fund of America are included in Capital World Investors’ beneficial ownership of 26,594,000 shares and the remaining portion of shares are included in Capital Research Global Investors’ beneficial ownership of 15,413,800 shares.
(4)	Based on a Schedule 13G/A filed with the SEC on January 29, 2014. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power over 13,662,399 shares and sole dispositive power over 16,334,055 shares.
(5)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014. The Schedule 13G/A reports that securities reported on the 13G/A are beneficially owned by clients of Sands Capital Management, LLC and it has sole voting power over 11,816,918 shares and sole dispositive power over 16,228,740 shares.
(6)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014. The Schedule 13G/A reports that Capital Research Global Investors has sole voting power over 15,413,800 shares and sole dispositive power over 15,413,800 shares. Capital Research Global Investors is deemed to be the beneficial owner of 15,413,800 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(7)	Based on a Schedule 13G filed with the SEC on March 11, 2014. The Schedule 13G reports holdings of Brown Advisory Incorporated (“BA, Inc.”) and its subsidiaries, Brown Advisory, LLC (“BA, LLC”) and Brown Investment Advisory & Trust Company (“BIATC”). Each of BA, Inc., BA, LLC and BIATC has sole voting power over 9,206,586; 8,799,028 and 407,558 shares, respectively. BA, Inc. and BA, LLC have shared voting power over 178,595 shares. Each of BA, Inc., BA, LLC and BIATC has shared dispositive power over 11,952,129; 11,544,571 and 407,558 shares, respectively.
(8)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014. The Schedule 13G/A reports that The Vanguard Group has sole voting power over 391,957 shares, sole dispositive power over 11,484,543 shares and shared dispositive power over 363,057 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 303,857 shares or 0.12% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 147,300 shares or 0.06% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely upon a review of the forms filed and written representations provided by officers and directors to us, we believe that all Section 16(a) reporting requirements were satisfied during 2013 on a timely basis, with the exception of an inadvertent late filing on Form 4 for Ms.  Seaman and Messrs. Beitler, Bhatia and Nutt related to an award of phantom stock.

PROPOSALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may make proposals to be considered at the 2015 Annual Meeting of Stockholders. To be included in the proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders, stockholder proposals made pursuant to Rule 14a-8 must be received no later than December 3, 2014, at our principal executive offices, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Senior Vice President, General Counsel and Secretary.

In addition to the requirements of Rule 14a-8 and as more specifically provided in Section 3.4 of our By-Laws, to properly bring other business before any of our annual meetings or to nominate persons for election to our Board of Directors, a stockholder must deliver written notice thereof, setting forth the information specified in our By-Laws, to the Corporate Secretary at our principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In other words, for a stockholder nomination for election to the Board or a proposal of business to be considered at the 2015 Annual Meeting of Stockholders, it should be properly submitted to the Corporate Secretary no earlier than January 2, 2015 and no later than February 1, 2015; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after May 2, 2014, however, a stockholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which we first make public announcement of the date of such meeting. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Senior Vice President, General Counsel and Secretary.

STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the stockholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees.

If you and other stockholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you received a householded mailing this year and you would like to have additional copies of our Proxy Statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your broker, bank, trust or other holder of record to request information about householding.

EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile, electronic means, in person or otherwise, without extra compensation for that activity. In accordance with the rules of the SEC and the NYSE, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $8,500, plus reimbursement for out-of-pocket fees and expenses. In addition, we have retained Broadridge to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $10,000 and reimburse it for out-of-pocket fees and expenses.

FMC Technologies, Inc.

FMC Technologies, Inc. 5875 N. Sam Houston Parkway W. Houston, Texas 77086	Notice of Annual Meeting of Stockholders May 2, 2014 and Proxy Statement FMC Technologies, Inc.

FMC TECHNOLOGIES, INC. 5875 N. SAM HOUSTON PKWY. W. HOUSTON, TX 77086	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 1, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by FMC Technologies, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 1, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67300-P47985	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FMC TECHNOLOGIES, INC.
The Board of Directors recommends you vote FOR Items 1, 2 and 3:
1. Election of Directors Nominees:
To be elected for a one-year term:		For	Against	Abstain			For	Against	Abstain
1a. Clarence P. Cazalot, Jr.		☐	☐	☐	1h. Joseph H. Netherland		☐	☐	☐
1b. Eleazar de Carvalho Filho		☐	☐	☐	1i. Richard A. Pattarozzi		☐	☐	☐
1c. C. Maury Devine		☐	☐	☐	2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2014.		☐	☐	☐
1d. Claire S. Farley		☐	☐	☐
1e. John T. Gremp		☐	☐	☐	3. Advisory approval of 2013 executive compensation.		☐	☐	☐
1f. Thomas M. Hamilton		☐	☐	☐
1g. Peter Mellbye		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

FMC TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2014, 11:00 A.M. CENTRAL TIME

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M67301-P47985

Proxy	FMC TECHNOLOGIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Gremp, Maryann T. Seaman and Jeffrey W. Carr, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 2, 2014, at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027 at 11:00 a.m. Central Time, and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2 and FOR Item 3.

FIDELITY MANAGEMENT TRUST COMPANY, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to April 29, 2014, the Trustee WILL VOTE these shares in the same proportion as the number of shares for which the Trustee has received voting instructions.

BANCO POPULAR DE PUERTO RICO, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to April 29, 2014, the Trustee WILL VOTE these shares FOR Item 1, FOR Item 2 and FOR Item 3.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2 and FOR Item 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side